EXHIBIT 2.1
PURCHASE AGREEMENT
DATED AS OF AUGUST 3, 2007
AMONG
TIN INC.,
CAMPBELL/SOUTHERN PARENT, LLC,
AND
THE OTHER BUYING PARTIES LISTED ON SCHEDULE A

(i)

(ii)

(iii)

(iv)

SCHEDULES AND EXHIBITS

Schedule A	Other Buying Parties

Schedule B	Timber LLCs and Timber LLC Interests

Schedule C-1	Determination of Estimated Timber Adjustment Value

Schedule C-2	Determination of Net Timber Adjustment Value

Schedule D	Seller’s Knowledge

Exhibit A-1	Form of Parent Instrument of Assumption

Exhibit A-2	Form of Timber LLC Instrument of Assumption

Exhibit B	Adjustment Values

Exhibit C	Form of Timber Note

Exhibit D-1	Form of General Assignment and Assumption of Leases

Exhibit D-2	Form of General Timber LLC Assignment and Assumption

Exhibit D-3	Form of General Buyer Affiliate Assignment and Assumption

Exhibit D-4	Form of Assignment and Assumption of Timberland Lease

Exhibit D-5	Form of Assignment and Assumption of Real Property Leases

Exhibit E-1	Form of Statutory Warranty Deed (Alabama)

Exhibit E-2	Form of Limited Warranty Deed (Georgia)

Exhibit E-3	Form of Special Warranty Act of Sale (Louisiana)

Exhibit E-4	Form of Special Warranty Deed (Texas)

Exhibit F	Form of Bill of Sale

Exhibit G-1	Form of Pulpwood Supply Agreement

Exhibit G-2	Form of Sawtimber Supply Agreement

Exhibit G-3	Form of Eastern Forest FSA

Exhibit G-4	Form of Pulpwood Support Agreement

Exhibit G-5	Form of Sawtimber Support Agreement

(v)

SCHEDULES AND EXHIBITS

Exhibit H	Form of Title Affidavits

Exhibit I	Form of Assignment of Timber LLC Interests

Exhibit J	[Intentionally Omitted]

Exhibit K	[Intentionally Omitted]

Exhibit L	Form of Buyer Amended and Restated Limited Liability Company Agreement

Exhibit M	2007 Harvest Plan

Exhibit N	[Intentionally Omitted]

Exhibit O	Timber Note Indicative Terms

(vi)

PURCHASE AGREEMENT
     This PURCHASE AGREEMENT, dated as of August 3, 2007 (this “Agreement”), is among TIN INC., a Delaware corporation (“Seller”), Campbell/Southern Parent, LLC, a Delaware limited liability company (“Parent”), and the entities listed on Schedule A under the headings “Buyers” (individually, a “Buyer” and collectively, the “Buyers”), and “Buyer Affiliate” (“Buyer Affiliate” and collectively with the Buyers, the “Other Buying Parties”). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in Article XVI.
RECITALS
     WHEREAS, Seller is the owner or lessee of certain real property that it wishes to sell, assign, transfer or convey, together with certain other assets, inventory and rights under certain continuing leases, contracts and other agreements, to Buyers and Buyer Affiliate in accordance with the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, each of the Buyers and Buyer Affiliate wishes to acquire and accept the Purchased Assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, as a material inducement to Seller to sell the Purchased Assets, each of the Buyers and Buyer Affiliate has agreed to pay its share of the Purchase Price to Seller and Parent has agreed to assume the Assumed Liabilities relating to the Purchased Assets being transferred to it or Buyer Affiliate and Seller has agreed to cause each of the Timber LLCs to assume the Timber LLC Assumed Liabilities in respect of the Timber LLC Assets being transferred to it.
     NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
SALE AND PURCHASE TRANSACTIONS
     Section 1.1 Sale and Purchase of Cash Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and convey to Parent, and Parent hereby agrees to purchase, acquire and accept from Seller, all the right, title and interest of Seller in and to the following assets (collectively, the “Cash Assets”), except to the extent transferred pursuant to Section 1.3: (i) the machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, computer and information technology hardware, software and data, personal property nursery assets and other property, owned by Seller at the Effective Time and listed or described in Section 1.1(1) of Seller’s Disclosure Letter (collectively, the assets described above, the “Purchased Personal Assets”); (ii) the rights of Seller with respect to seeds and seedlings located on the Timberlands and (iii) the rights of Seller with respect to any lease in effect at the Effective Time under which Seller is the lessee that relates to any machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, and other tangible personal property that are used exclusively by Seller in connection with the forest operations conducted on the Timberlands, including those leases described in Section 1.1(2) of Seller’s Disclosure Letter (collectively, the leases described above, the “Personal Property Leases”).
     Section 1.2 Transfer of Timber LLC Assets. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Closing Seller hereby agrees to assign, transfer and convey to the applicable Timber LLC all the rights, title and interest of Seller in and to the following assets (collectively, the “Timber LLC Assets”):
          (a) Owned Timberlands. The real property held by Seller in fee simple described in Section 1.2(a)(1) of Seller’s Disclosure Letter, together with (i) all buildings thereon, (ii) all timber growing, standing or lying (including timber loaded on vehicles but not yet weighed) thereon, (iii) all roads, bridges and other improvements and fixtures thereon, (iv) all vegetation of any kind located thereon, and (v) all other privileges, appurtenances, easements (including the Buyer Easements in respect thereof), carbon sequestration rights (subject to the Fiber Supply Agreements), and other rights (including rights to groundwater) appertaining thereto, including Water Rights (the “Owned Timberlands”), subject to the Permitted Exceptions; provided, however, that Seller reserves for itself and its successors and assigns (w) the easements with respect to the Owned Timberlands described in Section 1.2(a)(2) of Seller’s Disclosure Letter, (x) all of the Reserved Mineral Interests and Rights, (y) the Reserved Water Rights and (z) the Reserved Groundwater Nonparticipating Royalty Interest.
          (b) Leasehold Interests. The rights of Seller as lessee, sublessee and licensee with respect to the leases, subleases and licenses described in Section 1.2(b) of Seller’s Disclosure Letter that are in effect at the Effective Time (collectively, the “Timberland Leases”), which relate to the use, operations, possession and/or occupancy of certain real property, including all purchase options, prepaid rents and security deposits relating thereto, together with , Seller’s rights, title and interest, if any, in (i) all buildings thereon, (ii) all timber growing, standing or lying (including timber loaded on vehicles but not yet weighed) thereon, (iii) all roads, bridges and other improvements and fixtures thereon, (iv) all seeds and seedlings located thereon, subject to the Permitted Exceptions (collectively, the rights, interests and improvements described above, the “Leasehold Interests”).
          (c) Licenses. To the extent transferable under applicable Law, the rights of Seller under the licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, franchises and consents of Governmental Authorities or other Persons that are in effect at the Effective Time and (i) are held or were obtained by Seller primarily in connection with the Timber LLC Assets or (ii) are described in Section 1.2(c) of Seller’s Disclosure Letter (collectively, the rights described above, the “Licenses”).
          (d) Purchased Contracts. The rights of Seller under the Contracts in effect at the Effective Time that (i) exclusively relate to all or any portion of the Timberlands or the forest operations conducted on such Timberlands, or (ii) are described in Section 1.2(d) of Seller’s Disclosure Letter, but excluding the rights of Seller under any Ancillary Agreement, Timberland Lease, Real Property Lease or Personal Property Lease, (collectively, the rights described above, the “Purchased Contracts”).

          (e) Real Property Leases. The rights of Seller with respect to the leases in effect at the Effective Time (i) that relate to all or any portion of the Timberlands to which Seller is a lessor and are described in Section 1.2(e)(1) of Seller’s Disclosure Letter, including any lease under which Seller has granted to a third party hunting or other recreational rights with respect to the Timberlands (or, with respect to any hunting lease in respect of the Timberlands listed on Section 1.2(e)(2) of Seller’s Disclosure Letter that expires prior to the Closing Date, any new hunting lease entered into with the same Person prior to the Closing Date on substantially the same terms as the applicable prior lease) or (ii) under which Seller is a lessee of facilities related to the forest operations on the Timberlands (collectively, the leases described above, the “Real Property Leases”).
          (f) Purchased Condemnations. The interests of Seller in any Condemnation that exists on the date hereof or that arises between the date of this Agreement and the Closing Date, including the Condemnations listed in Section 1.2(f) of Seller’s Disclosure Letter (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all costs incurred by Seller to recover such proceeds), but only to the extent attributable to the Timberlands (collectively, the Condemnations described above, the “Purchased Condemnations”).
     Section 1.3 Transfer of Cash Assets to Buyer Affiliate. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby agrees to assign, transfer and convey to Buyer Affiliate, and Buyer Affiliate hereby agrees to purchase, acquire and accept from Seller, all the rights, title and interests of Seller in and to the Cash Assets (if any) which otherwise would be conveyed to Parent pursuant to Section 1.1 hereof and which Parent, after consultation with Seller, identifies in writing to Seller no later than 15 days prior to the Closing (collectively, the “Buyer Affiliate Assets”).
     Section 1.4 Timber LLC Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to assign and transfer and convey to the applicable Buyer or Buyers, as identified in Schedule B, and each such Buyer hereby agrees to purchase, acquire and accept from Seller, all of the membership interests outstanding as of the Closing Date in the Timber LLC or Timber LLCs identified in Schedule B as being sold to such Buyer (collectively, the “Timber LLC Interests”).
     Section 1.5 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets of Seller shall be excluded from and shall not constitute any part of the Purchased Assets (collectively, the “Excluded Assets”):
          (a) the Contracts described in Section 1.5(a) of Seller’s Disclosure Letter;
          (b) the Reserved Mineral Interests and Rights;
          (c) the Continuing Agreements;
          (d) all accounts receivable in respect of sales of timber removed from the Timberlands prior to the Closing;
          (e) the assets described on Section 1.5(e) of Seller’s Disclosure Letter;

          (f) the Reserved Water Rights; and
          (g) the Reserved Groundwater Nonparticipating Royalty Interest.
     Section 1.6 Permitted Exceptions. The Purchased Assets shall be sold, transferred, assigned and conveyed to the applicable Buying Party subject to the following matters (collectively, the “Permitted Exceptions”):
          (a) Restrictions on the ability of such Buying Party to build upon, or use for any purpose other than growing or harvesting timber, the Purchased Assets imposed by any current or future development standards of any Governmental Authority, building or zoning ordinances or any other Law;
          (b) To the extent a tract included in the Timberlands is bounded or traversed by a river, stream, branch or lake:
               (i) the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;
               (ii) the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;
               (iii) any claim of lack of title to the Timberlands formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and
               (iv) any portion of the Timberlands which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by Law;
          (c) To the extent any portion of the Timberlands is bounded or traversed by a public road or maintained right of way, the rights of others (whether owned in fee or by easement), in and to any portion of the Timberlands that lies within such road or maintained right of way;
          (d) Railroad tracks and related facilities, if any (whether owned in fee or by easement), and related railroad easements or rights of way, if any, traversing the Timberlands and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;
          (e) Any restriction on the use of the Purchased Assets due to Environmental Laws, conservation easements of record or identified in Section 1.6(e) of Seller’s Disclosure Letter or the Habitat Conservation Plans;
          (f) Subject to the apportionment provisions of Section 2.4, all ad valorem property or other Taxes (other than Income Taxes) not yet due and payable in respect of the Purchased Assets for the Tax period during which the Closing occurs and all subsequent Tax periods, and all other assessments and other charges of any kind or nature imposed upon or levied against or on account of the Purchased Assets by any Governmental Authority, including any additional or supplemental Taxes that may result from a reassessment of the Timberlands, and any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption that is subject to recapture pursuant to applicable Law;
          (g) Liens for Taxes not yet due and payable;
          (h) Easements, discrepancies or conflicts in boundary lines, shortages in area, vacancies, excesses, encroachments or any other facts that a current and accurate survey of the Timberlands would disclose;
          (i) All oil, gas and other minerals or other substances of any kind or character as may have been previously reserved by or conveyed to others and any leases concerning any of such oil, gas, other minerals or other substances in, on or under the Timberlands;
          (j) Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Timberlands;
          (k) Any matter affecting title to the Purchased Assets disclosed in any Completed Title Commitment or Partially Completed Title Commitment that is not objected to by Parent pursuant to Section 2.3(b) and any Parent Title Objection that Seller has elected or is deemed to have elected not to cure pursuant to Section 2.3(b);
          (l) The Reserved Easements granted to or reserved by Seller pursuant to any provision of this Agreement;
          (m) Rights of others under any of the Purchased Contracts, the Timberland Leases, the Real Property Leases or the Personal Property Leases;
          (n) All matters disclosed in Seller’s Disclosure Letter;
          (o) Rights of parties in possession of the Timberlands pursuant to the Real Property Leases or as identified in Section 1.6(o) of Seller’s Disclosure Letter;
          (p) The terms and provisions of the Master Stumpage Agreement and the Fiber Supply Agreements;
          (q) Any claim of lack of access rights to any portion of the Timberlands where (i) permission to access has been granted in writing or (ii) Seller has otherwise historically enjoyed access;
          (r) Any Condemnation in respect of the Timberlands, subject to Section 12.1(d);
          (s) With respect to any Leasehold Interest, the covenants, obligations, restrictions and other terms set forth in the applicable Timberland Lease;
          (t) Restrictions and obligations pursuant to the Continuing Agreements;

          (u) The matters disclosed in Section 1.6(u) of the Seller’s Disclosure Letter; and
          (v) Any easement, covenant, use restriction, zoning restriction, boundary line dispute or encroachment not described in items (a) through (t) above and which, individually or in the aggregate, would not have a material adverse effect on the value, use, operations, possession or enjoyment by the Buying Parties of the Purchased Assets for growing and harvesting timber.
     Section 1.7 Assumed Liabilities; Excluded Liabilities.
          (a) Assumed Liabilities. At the Closing, each of Parent and Buyer Affiliate shall deliver to Seller an instrument of assumption substantially in the form of Exhibit A-1 (the “Parent Instrument of Assumption”) pursuant to which Parent and Buyer Affiliate will undertake, assume and agree to perform, pay, become liable for and discharge when due, and hold Seller and its directors, officers, employees, Affiliates, controlling persons, agents and representatives, and their respective successors and assigns harmless from, any and all liabilities and obligations, whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, (i) relating to periods after the Effective Time under the Purchased Contracts included in the Cash Assets or Buyer Affiliate Assets and the Personal Property Leases, (ii) with respect to accounts payable incurred prior to the Effective Time in the ordinary course of business and resulting from or related to the Cash Assets or Buyer Affiliate Assets, but not to the extent that such accounts payable, together with the accounts payable described in Section 1.7(b)(ii), exceed $500,000, and (iii) otherwise arising from and after the Effective Time and resulting from or related to the Cash Assets or Buyer Affiliate Assets or any Contract to the extent related to the Cash Assets or Buyer Affiliate Assets (excluding any and all liabilities and obligations of Buyers), other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).
          (b) Timber LLC Assumed Liabilities. Immediately prior to the Closing, Seller shall cause each Timber LLC to deliver to Seller an instrument of assumption, substantially in the form of Exhibit A-2 (the “Timber LLC Instrument of Assumption”), pursuant to which such Timber LLC will undertake, assume and agree to perform, pay, become liable for and discharge when due, and hold Seller and its directors, officers, employees, Affiliates, controlling persons, agents and representatives, and their respective successors and assigns harmless from, any and all liabilities and obligations, whether accrued or unaccrued, absolute or contingent, known or unknown, asserted or unasserted, (i) relating to periods after the Effective Time under the Timberland Leases, the Real Property Leases, the Purchased Contracts and the Purchased Condemnations, (ii) with respect to accounts payable incurred prior to the Effective Time in the ordinary course of business and resulting from or related to the Timber LLC Assets, but not to the extent that such accounts payable, together with the accounts payable described in Section 1.7(a)(ii), exceed $500,000, (iii) otherwise arising from and after the Effective Time and resulting from or related to the Timber LLC Assets conveyed to it or any Contract to the extent related to such Timber LLC Assets, other than the Excluded Liabilities (collectively, the “Timber LLC Assumed Liabilities”).

          (c) Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, no Buying Party shall assume, and Seller shall be liable with respect to, and shall pay, perform or discharge when due, the following liabilities and obligations: (i) Tax liabilities related to the Purchased Assets (including the Timber LLC Assets) in respect of a Pre-Closing Tax Period (other than (A) any property Taxes and other non-Income Taxes and assessments in respect of the Purchased Assets for the Tax period in which the Closing occurs, which are governed under Section 2.4, and (B) Transfer Taxes, which are governed under Section 3.4), (ii) the litigation matters described on Section 1.7(c) of the Seller’s Disclosure Letter or any other cause of action accrued as of the Effective Time, except (A) those litigation matters described in Section 5.6 of the Seller’s Disclosure Letter and not identified in such Section as Excluded Liabilities and (B) any other litigation matter the subject matter of which is the Timberlands (including boundary disputes and actions in respect of title, trespass and easement matters), (iii) liabilities and obligations directly related to the Excluded Assets, (iv) Seller’s continuing liabilities and obligations under this Agreement and the Ancillary Agreements, (v) any accounting, transactional or other expenses relating to the negotiation and consummation of the transactions contemplated in this Agreement by or on behalf of Seller, (vi) any third-party claim (or series of related claims based on the same or similar facts) with respect to events occurring prior to the Effective Time for which the amount in controversy exceeds $1,500,000, (vii) any Purchased Contract or Personal Property Lease required to be disclosed in Section 5.8 of the Seller’s Disclosure Letter but not disclosed therein, except to the extent that any Buying Party after the Effective Time accepts performance under any such Purchased Contract or uses the personal property subject to any such Personal Property Lease, and (viii) except as expressly assumed by any Buying Party pursuant to Article XI, any claim (A) made by any employee or former employee (including any Transferred Employee) relating to or arising out of his employment by Seller or (B) arising under any Plan (collectively, the “Excluded Liabilities”).
          (d) Certain Environmental Matters. Notwithstanding anything to the contrary contained in this Agreement, the only liability or obligation that Seller shall have to the Buying Parties, their respective directors, officers, managers, employees, Affiliates or controlling Persons, and their respective successors and assigns, with respect to any Adverse Environmental Condition, Environmental Matter relating to the Purchased Assets or violation of Environmental Law arising or existing at or prior to the Effective Time, including any third party claims or governmental actions against the Buying Parties, their respective directors, officers, managers, employees, Affiliates or controlling Persons, and their respective successors and assigns, shall be pursuant to Section 13.4 for the breach of any representation or warranty made by Seller in Section 6.5, subject to the provisions of Sections 13.1, 13.5, 13.6 and 13.7. For the avoidance of doubt, Seller shall not have any liability or obligation to the Buying Parties, their respective directors, officers, managers, employees, Affiliates or controlling Persons, and their respective successors and assigns, for any such Adverse Environmental Condition, Environmental Matter or violation of Environmental Law pursuant to Section 13.2 as an Excluded Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any of the Buying Parties, their Affiliates, successors or assigns, have any liability or obligation to Seller, its directors, officers, employees, Affiliates or controlling Persons, and their respective successors and assigns, with respect to any Adverse Environmental Condition, Environmental Matter relating to the Purchased Assets or violation of Environmental Law arising or existing at or prior to the Effective Time, including any third party claims or governmental actions against Seller, its directors, officers, employees, Affiliates or controlling Persons, and their respective successors and assigns. For purposes of this Agreement, any such Adverse Environmental Condition, Environmental Matter or violation of Environmental Law shall not be an Assumed Liability, a Timber LLC Assumed Liability or an Excluded Liability.
ARTICLE II
PURCHASE PRICE; PAYMENT
     Section 2.1 Purchase Price. The aggregate purchase price payable by the Buying Parties to Seller in consideration for the Purchased Assets shall be US$2,380,000,000 (the “Pre-Adjustment Purchase Price”), subject to adjustment as provided in Sections 2.3 and 2.4 (as so adjusted, the “Purchase Price”). The Purchase Price shall be payable as provided in Section 2.5.
     Section 2.2 Allocation of Purchase Price.
          (a) Pre-Adjustment Purchase Price Allocation. The Pre-Adjustment Purchase Price shall be tentatively allocated as follows: (i) approximately 99% of the Pre-Adjustment Purchase Price shall be tentatively allocated to the Installment Note Purchase Price, subject to adjustment as provided in this Section 2.2(a); and (ii) the balance of the Pre-Adjustment Purchase Price shall be allocated to the Cash Purchase Price. Not later than 10 days prior to the Closing Date, Seller shall determine and deliver to Parent, subject to Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), the actual amount of the Installment Note Purchase Price to be paid by each Buyer and the Cash Purchase Price to be paid by each of the Buying Parties to Seller at the Closing. The initial allocation described in this Section 2.2(a) shall be further adjusted in accordance with the Purchase Price adjustment provisions set forth in Sections 2.3 and 2.4.
          (b) Adjusted Purchase Price Allocation. No later than ten (10) days prior to the Closing, Seller shall determine, prepare and submit to Parent proposed schedules of the following, subject to Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) the allocation of the Installment Note Purchase Price (together with any Timber LLC Assumed Liabilities that are considered liabilities for Income Tax purposes and that directly relate to the Timberlands) among the Timberlands (the “Installment Note Purchase Price Allocation”) and (ii) the allocation of the Cash Purchase Price (together with any Assumed Liabilities that are considered liabilities for Income Tax purposes and that are directly related to the Cash Assets) among the Cash Assets (the “Cash Purchase Price Allocation” and, together with the Installment Note Purchase Price Allocation, the “Purchase Price Allocation”). The Installment Note Purchase Price (together with any Timber LLC Assumed Liabilities that are considered liabilities for Income Tax purposes and that are directly related to the Timberlands) shall be allocated in its entirety to the Timberlands. The portion of the Installment Note Purchase Price that equals the sum of (i) the fair market value of all timber growing or standing on the Owned Timberlands and (ii) the fair market value of the Leasehold Interests directly related to the timber growing or standing on the real property subject to the Timberland Leases (collectively, the “Timber Price”) shall be allocated in its entirety to the timber growing or standing on the Owned Timberlands and such Leasehold Interests, and the balance of the Installment Note Purchase Price (the “Land Price”) shall be allocated in its entirety to the other assets comprising the Timberlands. Any Cash Assets used or held for use by Seller in connection with the ownership and operation of the Timberlands (including any Timber LLC

Assets that do not constitute Timberlands and any Buyer Affiliate Assets) or any Assumed Liabilities (other than any Timber LLC Assumed Liabilities that are directly related to the Timberlands) shall be allocated as a part of the Cash Purchase Price Allocation. The Purchase Price Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations. It is the intention of the Parties that (x) the Installment Note Purchase Price will be paid solely as consideration for the sale of the Timberlands, (y) the Timber Price will be paid solely as consideration for the timber growing or standing on the Owned Timberlands and the Leasehold Interests insofar as they relate to timber growing or standing on the real property subject to the Timberland Leases, and (z) the Land Price will be paid solely as consideration for assets comprising the Timberlands not described in clause (y); provided, however, that certain post-Closing adjustments to the Purchase Price made in the form of cash may be allocated in part to the Timberlands. Seller shall adjust the Purchase Price Allocation from time to time to reflect any adjustment made pursuant to Sections 2.3 and 2.4 and Article XIII, subject to Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed).
          (c) Binding Effect. Except to the extent such action or inaction would cause any Person to be in violation of the final determination of any Tax Authority, each of the Parties shall: (i) be bound by the Purchase Price Allocation for purposes of determining any Taxes; (ii) prepare and file, and cause their Affiliates to prepare and file, their Tax Returns on a basis consistent with the Purchase Price Allocation; and (iii) take no position, and cause their Affiliates to take no position, inconsistent with the Purchase Price Allocation on any applicable Tax Return or in any proceeding before any Tax Authority or otherwise. In the event that the Purchase Price Allocation is disputed by any Tax Authority, the Party receiving notice of the dispute shall promptly notify the other Parties concerning the dispute and shall consult with the other Parties concerning the resolution of the dispute and each Party shall cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the allocations determined pursuant to this Section 2.2. Each Party shall cooperate in the preparation and timely filing of Form 8594 and any comparable state or local forms or reports and, to the extent permissible by or required by Law, any correction, amendment or supplement (or additional forms or reports) thereto (including any supplement, amendment, form or report arising as a result of any adjustment to the Purchase Price pursuant to Sections 2.3 and 2.4 and Article XIII).
     Section 2.3 Purchase Price Adjustments. The Pre-Adjustment Purchase Price or the Closing Purchase Price, as applicable, shall be subject to the following adjustments:
          (a) Timber Harvest Adjustment.
          (i) Pre-Closing Timber Harvest Adjustment. Not later than 15, but in no case more than 30, days prior to the Closing Date, Seller shall provide to Parent a harvest report (the “Estimated Harvest Report”) certifying the volume, by Merchantable Timber Category, of merchantable timber that has been or is reasonably expected to be removed from the Timberlands (the “Estimated Harvest Amount”) during the period from January 1, 2007 through the Effective Time (the “Timber Adjustment Period”), together with such supporting data as Parent may reasonably request. The Installment Note Purchase Price and the Timber Price shall be adjusted upward or downward (in the form of an increase or a reduction of the aggregate principal amount of the Timber Notes), as the case may be, by an amount equal to the Estimated Timber Adjustment Value, as determined in accordance with the provisions of Schedule C-1, as follows: (A) if the Estimated Timber Adjustment Value is less than zero, the Closing Purchase Price shall be determined by deducting the absolute value of such amount from the Pre-Adjustment Purchase Price; or (B) if the Estimated Timber Adjustment Value is greater than zero, the Closing Purchase Price shall be determined by adding such amount to the Pre-Adjustment Purchase Price.
          (ii) Post-Closing Timber Harvest Adjustment.
          (A) Within 60 days after the Closing Date, Seller shall provide to Parent a harvest report (the “Actual Harvest Report”) certifying the volume, by Merchantable Timber Category, of merchantable timber that was actually removed from the Timberlands during the Timber Adjustment Period (the “Actual Harvest Amount”), together with such supporting data as Parent may reasonably request. Parent shall have 60 days from the receipt of the Actual Harvest Report to deliver to Seller written notice (an “Objection Notice”) of any objection to the calculation of any portion of such Actual Harvest Amount, which Objection Notice shall request commencement of the procedure set forth in Section 2.3(a)(ii)(B). If Seller does not receive an Objection Notice prior to the expiration of such 60-day period, Parent shall have been deemed to have waived its right to object to Seller’s calculation of any portion of the Actual Harvest Amount.
          (B) Within 15 days of receipt of an Objection Notice, Seller shall appoint a Forestry Consultant to act as a consultant with respect to the calculation of the Actual Harvest Amount. During the period following receipt of such Objection Notice, Seller and Parent shall negotiate in good faith to reach agreement on the Actual Harvest Amount. If Seller and Parent agree on the calculation of such amount, then such amount shall become final and binding on the Parties. If Seller and Parent are unable to agree on any of the disputed calculations within 30 days after receipt of the Objection Notice, the parties shall refer outstanding matters relating to the calculation of the Actual Harvest Amount to the Forestry Consultant and each Party will, at a mutually agreed time within three days after referral of the matter to the Forestry Consultant simultaneously submit to the Forestry Consultant their respective calculations of the disputed portions of the Actual Harvest Amount and any necessary supporting documentation. Within 30 days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion of the Actual Harvest Amount, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
          (C) Upon a final determination of the Actual Harvest Amount, the Closing Purchase Price shall be adjusted pursuant to this Section 2.3(a)(ii)(C). If the Net Timber Adjustment Value, as determined in accordance with the provisions of Schedule C-2, is less than zero, the Purchase Price shall be determined by deducting the absolute value of such amount from the Closing Purchase Price, and Seller shall pay the absolute value of such adjustment in cash by wire transfer of immediately available funds to the bank account designated by Parent. If the Net Timber Adjustment Value, as determined in accordance with the provisions of Schedule C-2, is greater than zero, the Purchase Price shall be determined by adding such amount to the Closing Purchase Price, and Parent shall pay the amount of such adjustment in cash by wire transfer of immediately available funds to the bank account or accounts designated by Seller.
          (b) Parent Title Objections.
          (i) Parent shall have until (x) in the case of any Completed Title Commitment made available to Parent on or prior to the date of this Agreement, the thirtieth day after the date of this Agreement, (y) the thirtieth day after the date a Completed Title Commitment is made available to Parent in the case of any Title Commitment made available to Parent after the date of this Agreement, or (z) in the case of any Partially Completed Title Commitment, the later of the thirtieth day after the date such Partially Completed Title Commitment is made available to Parent or the fifth business day after the legal description omitted from such Partially Completed Title Commitment is made available to Parent (in each case, the “Title Objection Period”) to deliver to Seller written notice of any objection to matters reflected in such Completed Title Commitment or Partially Completed Title Commitment, which, in Parent’s reasonable judgment, would materially adversely affect the value, use, operations, possession or enjoyment by Parent of any parcel or portion of the Owned Timberlands or Leasehold Interests for growing and harvesting timber; provided, however, that in the case of a Partially Completed Title Commitment described in clause (z) Parent may not object to any matter after the thirtieth day after the date such Partially Completed Title Commitment is made available to Parent other than a matter directly relating to the legal description (each, a “Parent Title Objection” and collectively, the “Parent Title Objections”). Notwithstanding the foregoing, Parent shall have no right to object to the following items pursuant to this Section 2.3(b) and, for the purposes of this Agreement, such items will not be considered Parent Title Objections: (A) any Permitted Exception; and (B) any title matter that otherwise would have constituted a Parent Title Objection unless and until such title matters in the aggregate affect 1% or more of the total acreage of the Owned Timberlands and the Leasehold Interests (the “Title Basket Amount”) and, in such case, such title matters to the extent they affect more than 1% of the total acreage shall be Parent Title Objections; provided, however, that (1) the Title Basket Amount shall not apply to any Parent Title Objection relating to a Title Failure and Parent shall be permitted to object to all Title Failures affecting the Owned Timberlands and the Leasehold Interests, and (2) Parent Title Objections with respect to Title Failures shall not be considered in the determination of whether the Parent Title Objections exceed the Title Basket Amount. A Completed Title Commitment or Partially Completed Title Commitment shall be deemed to have been made available to Parent when it is posted to the online data repository established and maintained by the Title Company for such purpose and the Title Objection Period shall commence with respect to such Completed Title Commitment or Partially Completed Title Commitment on the day following the day notice of such posting has been given by Seller or Title Company to Parent by email at the email address set forth in Section 15.1. Upon receipt of the Parent Title Objections to a Completed Title Commitment or Partially Completed Title Commitment, Seller may elect (but shall not be obligated) to cure or cause to be cured any such Parent Title Objection, and Seller shall notify Parent in writing within 20 days after receipt of the Parent Title Objections with respect to such Completed Title Commitment or Partially Completed Title Commitment whether Seller elects to cure the same. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to cure such Parent Title Objections. Any Parent Title Objection shall be deemed to be cured if Seller causes the Title Company to issue a Title Policy for the affected Owned Timberlands or Leasehold Interest affirmatively insuring over, or not raising as an exception to the Title Policy, such Parent Title Objection. Notwithstanding the foregoing, Seller shall be obligated to cure, on or before the Closing Date, all Liens against the Owned Timberlands evidencing monetary encumbrances (other than Liens for non-delinquent real estate Taxes or assessments) (“Monetary Liens”). Seller may use any portion of the Installment Note Purchase Price to satisfy any Monetary Liens that exist as of the Closing Date; provided, however, that Seller shall cause the Title Company to remove the Monetary Liens. If Seller does not receive written notice of the Parent Title Objections for any objection to matters reflected in a particular Completed Title Commitment or Partially Completed Title Commitment on or before the expiration of the relevant Title Objection Period, Parent shall be deemed to have waived its right to object to any and all matters reflected in such Completed Title Commitment or Partially Completed Title Commitment and shall be deemed to accept title to the Owned Timberlands and the Leasehold Interests encompassed within such Completed Title Commitment or Partially Completed Title Commitment subject to such matters. Any such Parent Title Objection waived (or deemed waived) by Parent shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.
          (ii) Remedy for Title Failure. In the event of any Title Failure, Parent’s sole remedy with respect to any such Title Failure shall be to receive a Purchase Price adjustment as described in Section 2.3(b)(iv) and the Buying Parties shall proceed to the Closing with those portions of the Owned Timberlands or Leasehold Interests that are subject to such Title Failure excluded from the Timberlands to be conveyed to the applicable Timber LLC immediately prior to the Closing (a “Title Failure Carveout”). Notwithstanding the foregoing, each Title Failure Carveout in which Seller has an interest shall contain at least 40 acres and provide Seller with reasonable access to such Title Failure Carveout and each Title Failure Carveout affecting a Leasehold Interest shall contain such Leasehold Interest in its entirety, except with respect to the Leasehold Interests listed in Section 2.3(b)(ii) of the Seller’s Disclosure Letter. In the case of a Title Failure Carveout affecting a Leasehold Interest listed in Section 2.3(b)(ii) of the Seller’s Disclosure Letter, each of Seller and Parent shall use all commercially reasonable efforts to obtain an amendment to the applicable Timberland Lease or other remedy to remove from such Leasehold Interest the acreage as to which the Title Failure Carveout relates (with a corresponding Purchase Price adjustment as described in Section 2.3(b)(iv)), and, if such amendment or other remedy cannot be obtained, the entire Leasehold Interest shall be included in the Purchased Assets without amendment and the Purchase Price adjustment for such Title Failure Carveout shall be calculated only with respect to the acreage as to which the Title Failure Carveout relates.
          (iii) Remedy for Parent Title Objection. In the event Seller elects or is deemed to have elected not to cure any Parent Title Objection (other than Monetary Liens or Title Failures), then Seller, at its sole election, may either require: (A) (1) the Buying Parties to proceed to the Closing with the applicable Timber LLC accepting title, immediately prior to the Closing, to those portions of the Owned Timberlands being conveyed to it that are subject to such uncured Parent Title Objections (“Accepted Parent Title Objections”) and indemnify, defend and hold harmless such Timber LLC for any damages actually suffered by such Timber LLC as a result of the circumstances giving rise to such Accepted Parent Title Objections pursuant to Section 13.2 or (2) in the case of any Parent Title Objection relating to any Leasehold Interest, (x) require the Buying Parties to proceed to the Closing with the applicable Timber LLC assuming, effective immediately prior to the Closing, the Timberland Lease that is subject to such uncured Parent Title Objection and (y) indemnify, defend and hold harmless such Timber LLC for any damages actually suffered by it as a result of the circumstances giving rise to such Accepted Parent Title Objection pursuant to Section 13.2; or (B) require the Buying Parties proceed to the Closing with those portions of the Owned Timberlands or the Leasehold Interests that are subject to such uncured Parent Title Objections excluded from the Timberlands to be conveyed to the applicable Timber LLC immediately prior to the Closing (a “Title Objection Carveout”); provided, however, that (x) each Title Objection Carveout with respect to a Parent Title Objection affecting a portion or portions of the Owned Timberlands shall contain at least 40 acres and provide Seller with reasonable access to such Title Objection Carveout and (y) each Title Objection Carveout with respect to a Parent Title Objection affecting a Leasehold Interest shall contain such Leasehold Interest in its entirety.
          (iv) FMV Calculation. The fair market value of any portion of the Owned Timberlands and Leasehold Interests subject to any Title Failure Carveout or Title Objection Carveout shall be calculated, in the case of Owned Timberlands, in accordance with Exhibit B, and, in the case of Leasehold Interests, based on the discounted cash flows attributable to such Leasehold Interests or portion thereof affected by such Title Failure Carveout (in the case of Leasehold Interests described in Section 2.3(b)(ii) of the Seller’s Disclosure Letter), as determined by mutual agreement, or, if Seller and Parent are unable to agree on such fair market value, the Parties shall refer the matter to a Forestry Consultant and each Party will, at a mutually agreed time within three days after referral of the matter to such Forestry Consultant, simultaneously submit to the Forestry Consultant their respective calculations of such fair market value and any necessary supporting documentation. Within 30 days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed fair market value, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party. At the Closing, the Installment Note Purchase Price (and, as appropriate, the Timber Price and the Land Price) shall be reduced (in the form of a reduction to the aggregate principal amount of the Timber Notes) by an amount equal to the aggregate fair market value of the Timberlands subject to such Title Failure Carveouts or Title Objection Carveouts, if any, as calculated in accordance with Exhibit B, or, in the case of Leasehold Interests, this Section 2.3(b)(iv).
          (v) Post-Closing Cure. For a period of one year from and after the Closing Date, Seller, at its option, may require the applicable Timber LLC to accept title to any Title Failure Carveout or Title Objection Carveout (subject to the Permitted Exceptions affecting such Title Failure Carveout or Title Objection Carveout) for which Seller has cured or caused to be cured (A) all title defects affecting such Title Failure Carveout or (B) Parent Title Objections affecting such Title Objection Carveout. If Seller elects to transfer to the applicable Timber LLC title to any Title Failure Carveout or Title Objection Carveout pursuant to this Section 2.3(b)(v), then (1) Seller shall convey such Title Failure Carveout or Title Objection Carveout to the applicable Timber LLC pursuant to an instrument of conveyance described in Section 3.2(a)(iii) or (v), as applicable, subject to the Permitted Exceptions and (2) either Parent or the Timber LLC to which such Title Failure Carveout or Title Objection Carveout is being conveyed shall pay Seller an amount in cash equal to the amount of the fair market value of such Title Failure Carveout or Title Objection Carveout; provided, however, that in no event will Parent or such Timber LLC be obligated to pay under this Section 2.3(b)(v) an amount in excess of the aggregate downward adjustment to the Purchase Price in respect of the Title Failure Carveouts or Title Objection Carveouts pursuant to Section 2.3(b)(iv). Any payment by Parent or any Timber LLC to Seller for the conveyance of any Title Failure Carveout or Title Objection Carveout shall be made, upon the transfer of such Title Failure Carveout or Title Objection Carveout from Seller to the applicable Timber LLC, by wire transfer of immediately available funds to a bank account designated by Seller. Parent, the applicable Timber LLC and their respective Affiliates shall cooperate in any effort that may be necessary for Seller to transfer title to any Title Failure Carveout or Title Objection Carveout or to establish, vest or confirm title to any Title Failure Carveout or Title Objection Carveout in the applicable Timber LLC, including executing all documents pertaining to the Title Failure Carveout or Title Objection Carveout as are reasonably requested by Seller. Any sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest, transfer or other similar Taxes related to the conveyance to the applicable Timber LLC of any Title Failure Carveout or Title Objection Carveout pursuant to this Section 2.3(b)(v) shall be payable as Transfer Taxes in accordance with Section 3.4.
          (c) Casualty Loss.
          (i) Notification of Casualty Loss. From the date of this Agreement until the Closing Date, Seller shall promptly give notice to Parent upon obtaining Seller’s Knowledge of any Casualty Loss occurring during the Timber Adjustment Period and affecting more than 250 acres as determined in good faith by Seller, together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Seller, resulting from such Casualty Loss. Parent shall have until the 60th day after the Closing Date to deliver to Seller written notice of any Casualty Loss that occurred during the Timber Adjustment Period but was not identified by Seller in accordance with the previous sentence of this Section 2.3(c)(i) and that affected more than 250 acres as determined in good faith by Parent, together with a written estimate of the fair market value of the damaged or lost timber, as determined in good faith by Parent, resulting from such Casualty Loss. If Seller does not receive notice of such Casualty Loss from Parent prior to the expiration of such 60-day period, the Buying Parties shall be deemed to have waived their rights to receive an adjustment to the Closing Purchase Price in respect of any such Casualty Loss pursuant to this Section 2.3(c), apart from any adjustment to the Closing Purchase Price for any portion of such Casualty Loss that was identified by Seller prior to the Closing pursuant to the first sentence of this Section 2.3(c)(i), and the applicable Timber LLC shall be deemed to accept the Timberlands subject to such Casualty Loss.
          (ii) Purchase Price Adjustment for Casualty Loss. If the aggregate fair market value of damaged or lost timber resulting from Casualty Losses affecting more than 250 acres and identified in accordance with Section 2.3(c)(1) exceeds 1% of the Closing Purchase Price (the “Casualty Loss Basket”), the Closing Purchase Price shall be reduced by the aggregate fair market value of the damaged or lost timber. If Parent objects to any of Seller’s estimates of the fair market value of the damaged or lost timber resulting from a Casualty Loss made by Seller prior to the Closing pursuant to Section 2.3(c)(i) or if Seller objects to any estimate of the fair market value of the damaged or lost timber resulting from a Casualty Loss made by Parent post-Closing pursuant to Section 2.3(c)(i), Seller and Parent shall negotiate in good faith to determine by mutual agreement the fair market value of the damaged or lost timber in accordance with Section 2.3(c)(iv). If Seller and Parent agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and Parent are unable to agree on the amount of such value within 30 days of Parent’s delivery of a notice of objection to Seller’s pre-Closing estimate or Seller’s delivery of a notice of objection to Parent’s post-Closing estimate, Seller and Parent will refer the matter to a Forestry Consultant, and each will, at a mutually agreed time within three days after such referral, submit to the Forestry Consultant their respective calculations of the fair market value of such damaged or lost timber. Within 30 days of such submissions, the Forestry Consultant shall determine the fair market value of the damaged or lost timber in accordance with this Section 2.3(c) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost timber, and the submission so selected shall be final and binding on the Parties. Seller shall pay any adjustment to the Closing Purchase Price in cash by wire transfer of immediately available funds to the bank account designated by Parent. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
          (iii) Casualty Loss with FMV of less than the Casualty Loss Basket. If Seller and Parent estimate in good faith, or it is determined in accordance with this Section 2.3(c), that the damaged or lost timber in connection with Casualty Losses identified in accordance with Section 2.3(c)(i) on the Timberlands has an aggregate fair market value of less than the Casualty Loss Basket, the applicable Timber LLC shall be deemed to accept such Timberlands (and the timber thereon) in its condition as of the Closing Date, with no reduction in the Purchase Price.

          (iv) Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost timber resulting from a Casualty Loss, the fair market value for damaged or lost timber shall be deemed to equal the value of the timber, determined in accordance with Exhibit B, net of the salvage value of such timber to the applicable Timber LLC after deducting the cost of harvesting and delivering such timber.
          (d) Adjustment of Fiber Supply Agreements. In the event of a material reduction in the total acreage of the Timberlands to be acquired by the Buying Parties to this Agreement resulting from Title Failure Carveouts and Title Objection Carveouts, the Parties shall negotiate in good faith to agree upon appropriate adjustments to the Annual Harvest Volumes, Annual Minimum Volumes and Obligated Volumes (as defined in the applicable Fiber Supply Agreement) under each Fiber Supply Agreement to reflect any such reduction.
     Section 2.4 Apportionments. Except as provided in Section 3.4, the following shall be apportioned between the Buying Parties, on one hand, and Seller, on the other hand, as of the Effective Time (on a per diem basis): (i) rents due from Seller under the Timberland Leases, Real Property Leases or Personal Property Leases; (ii) property and other non-Income Taxes and assessments in respect of the Purchased Assets and any Timberland Leases or Real Property Leases for which Seller has the obligation to pay property or other non-Income Taxes and assessments (including property or other non-Income Taxes and assessments, if any, payable in respect of the Timber LLC Assets), in each case, with respect to the Tax period in which the Effective Time occurs; (iii) revenue from the Real Property Leases, including, without limitation, hunting and other recreational lease revenue; and (iv) payments, applying to the period beginning at the Effective Time, made by Seller in respect of any Timberland Lease, Real Property Lease, Personal Property Lease or Purchased Contract (collectively, “Apportionments”). Not later than 60 days after the later of the Closing Date or the date that all the applicable Tax rates have been fixed or the value assessments have been made with respect to all of the Timberlands for the applicable Tax periods in which the Effective Time occurs, Seller and Parent shall determine the Apportionments, and the Closing Purchase Price shall be increased or decreased, as applicable, by the aggregate amount of such Apportionments. Any payment to be made pursuant to this Section 2.4 shall be made no later than three business days following the determination of the aggregate amount of the Apportionments by wire transfer of immediately available funds to a bank account designated by the payee. Seller and Parent agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 2.4. Except for the estimated adjustment set forth above, there shall not be any proration of property Taxes or other non-Income Taxes and assessments and, as between the Buying Parties and Seller, the Buying Parties agree that they shall be solely responsible for all such property Taxes and other non-Income Taxes and assessments due and payable in respect of the Purchased Assets after the Closing. If Seller and Parent cannot agree as to Apportionments, the dispute will be resolved pursuant to Section 9.5.
     Section 2.5 Payment of Closing Purchase Price. At the Closing, Parent shall draw upon the equity and debt commitments evidenced by the Commitment Letters and shall pay, or cause the Other Buying Parties to pay, the Closing Purchase Price as follows:

          (a) Installment Note Purchase Price. Buyers shall pay to Seller, or to those parties designated in writing by Seller on behalf of Seller, the Installment Note Purchase Price by delivery of installment notes issued by Buyers, substantially in the form of Exhibit C (each, a “Timber Note” and collectively, the “Timber Notes”), in an aggregate principal amount equal to the Installment Note Purchase Price, as determined in accordance with Section 2.2 and as adjusted pursuant to Sections 2.3(a)(i) and 2.3(b). Separate Timber Notes shall be issued in payment of the Timber Price and the Land Price, and each Timber Note shall indicate on its face whether it is issued in payment of the Timber Price or the Land Price. Each Timber Note shall be issued in the denomination requested by Seller not later than five days prior to the Closing Date. Each Timber Note shall be fully supported by an irrevocable standby letter of credit, in form and substance satisfactory to Seller (each, a “Letter of Credit” and collectively, the “Letters of Credit”) on terms and conditions that are consistent with the Timber Note Indicative Terms. Parent and Buyers will be solely responsible for all fees and expenses associated with the Letters of Credit.
          (b) Cash Purchase Price. Buyers, Parent and Buyer Affiliate shall pay to Seller, or to those parties designated in writing by Seller on behalf of Seller, the Cash Purchase Price, as determined in accordance with Section 2.2, by wire transfer of immediately available funds to the bank account or accounts designated by Seller as follows: (i) Buyers shall pay that portion of the Cash Purchase Price allocable to the Timber LLC Assets, (ii) Parent shall pay that portion of the Cash Purchase Price allocable to the Cash Assets (other than the Buyer Affiliate Assets) and (iii) Buyer Affiliate shall pay that portion of the Cash Purchase Price allocable to the Buyer Affiliate Assets.
ARTICLE III
CLOSING
     Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party or Parties entitled to the benefit thereof, of the conditions set forth in Article XII, at a place designated by Seller, at 9:00 a.m., Atlanta time, on or as of the fifth day following the date on which all of the conditions set forth in Article XII have been satisfied, or waived by the Party or Parties entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing), in accordance with this Agreement or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”). Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”). The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before October 31, 2007. Except as specifically provided herein, time is of the essence for this Agreement for all purposes.
     Section 3.2 Closing Deliveries.
          (a) Closing Deliveries by Seller. Seller shall deliver the following items to Parent at the Closing:

          (i) a certificate from an officer of Seller attesting to the matters set forth in Sections 12.2(b) and 12.2(c);
          (ii) duly executed (A) counterparts of the assignment and assumption agreements under which Seller assigns and Parent assumes all of Seller’s right, title and interest in and to the Personal Property Leases being assigned to it, substantially in the form of Exhibit D-1 (the “General Assignment and Assumption”), (B) counterparts of the assignment and assumption agreements under which, immediately prior to the Closing, Seller assigned and each Timber LLC assumed all of Seller’s right, title and interest in and to the Purchased Contracts, Licenses and the Purchased Condemnations being assigned to it, substantially in the form of Exhibit D-2 (the “General Timber LLC Assignment and Assumption”), and (C) counterparts of an assignment and assumption agreement under which, immediately prior to the Closing, Seller assigned and Buyer Affiliate assumed all of Seller’s right, title and interest in and to the Personal Property Leases being assigned to it, substantially in the form of Exhibit D-3 (the “General Buyer Affiliate Assignment and Assumption”);
          (iii) duly executed counterparts of assignment and assumption agreements, in recordable form, for each Timberland Lease, under which, immediately prior to the Closing, Seller assigned and the applicable Timber LLC assumed all of Seller’s right, title and interest in and to any such Timberland Lease being assigned to it, in each case substantially in the form of Exhibit D-4 (each, an “Assignment and Assumption of Timberland Lease”);
          (iv) duly executed counterparts of assignment and assumption agreements under which, immediately prior to the Closing, Seller assigned and the applicable Timber LLC assumed all of Seller’s right, title and interest in and to the Real Property Leases being assigned to it, in each case substantially in the form of Exhibit D-5 (each, an “Assignment and Assumption of Real Property Leases”);
          (v) duly executed limited or special warranty deeds (or their local equivalent), warranting only against Persons claiming by, through or under Seller and subject only to the Permitted Exceptions, in each case substantially in the Form of Exhibit E-1 (Alabama), Exhibit E-2 (Georgia), Exhibit E-3 (Louisiana) or Exhibit E-4 (Texas), as applicable, and such other Conveyance Instruments as were reasonably necessary immediately prior to Closing to vest in the applicable Timber LLC title to the Owned Timberlands and the Buyer Easements in respect thereof being conveyed to it, excluding the Reserved Mineral Interests and Rights in respect thereof (collectively, the “Deeds”);
          (vi) a bill of sale with respect to the Purchased Personal Assets, substantially in the form of Exhibit F;
          (vii) duly executed counterparts of the Master Stumpage Agreement, the pulpwood supply agreement, substantially in the form of Exhibit G-1 (the “Pulpwood Supply Agreement”), the sawtimber supply agreement, substantially in the form of Exhibit G-2 (the “Sawtimber Supply Agreement”), the fiber supply agreement in the form of Exhibit G-3 (the “Eastern Forest FSA” and, collectively with the Pulpwood Supply Agreement and the Sawtimber Supply Agreement, the “Fiber Supply Agreements”), the pulpwood support agreement, substantially in the form of Exhibit G-4 (the “Pulpwood Support Agreement”) and the sawtimber support agreement, substantially in the form of Exhibit G-5 (the “Sawtimber Support Agreement” and collectively with the Pulpwood Support Agreement, the “Support Agreements”) and memoranda of the Master Stumpage Agreement, the Support Agreements and the Fiber Supply Agreements in form suitable for recording in the real property records of the applicable jurisdictions;
          (viii) an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;
          (ix) such title affidavits as are reasonably requested by the Title Company, substantially in the form of Exhibit H;
          (x) a duly executed counterpart of an assignment agreement transferring to each Buyer the Timber LLC Interests being acquired by it, substantially in the form of Exhibit I (the “Assignment of Timber LLC Interests”);
          (xi) such assignments, bills of sale, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to Parent, as are necessary to convey fully and effectively to the applicable Buying Party the Purchased Assets to be acquired by such Buying Party (other than the Timberlands and the Timber LLC Interests) in accordance with the terms hereof;
          (xii) duly executed counterparts of the Timber LLC Instrument of Assumption in respect of the Timber LLC Assumed Liabilities assumed by each Timber LLC; and
          (xiii) duly executed counterparts of the General Timber LLC Assignment and Assumption in respect of Purchased Contracts, Licenses and the Purchased Condemnations assumed by each Timber LLC.
          (b) Closing Deliveries by Buying Parties. At the Closing, Parent shall deliver or cause the applicable Buying Party to deliver the following items to Seller:
          (i) the Closing Purchase Price, including the Timber Notes issued by Buyers in respect of the Installment Note Purchase Price;
          (ii) the Letters of Credit supporting the Timber Notes issued by Buyers in respect of the Installment Note Purchase Price;
          (iii) certificates of a duly authorized officer of each Buying Party attesting to the matters set forth in Sections 12.3(b) and 12.3(c);
          (iv) duly executed counterparts of the General Assignment and Assumption;

          (v) duly executed Parent Instrument of Assumption in respect of the Assumed Liabilities;
          (vi) any Conveyance Instruments in respect of the Purchased Assets to which any Buying Party is a Party;
          (vii) one or more easements to the extent necessary to evidence the right of Seller, or such other Persons as shall be designated by Seller, to use the Reserved Easements;
          (viii) duly executed counterparts of the Master Stumpage Agreement, the Fiber Supply Agreements and the Support Agreements, and memoranda of the Master Stumpage Agreement, the Fiber Supply Agreements and the Support Agreements in form suitable for recording in the real property records of the applicable jurisdictions;
          (ix) duly executed counterparts of the Assignments of Timber LLC Interests;
          (x) a legal opinion, in form and substance, and by counsel reasonably acceptable to Seller, that if Parent, Buyer Affiliate, any Timber LLC or any Affiliate of such Person were to become a debtor in a case under Title 11 of the United States Code, the bankruptcy court would not order the substantive consolidation of the assets and liabilities of any Buyer with those of such Person;
          (xi) a legal opinion, in form and substance, and by counsel reasonably acceptable to Seller, addressing such customary limited liability company law opinions as may be requested by Seller with respect to each Buyer, including existence, good standing, power, authority, execution of this Agreement, the Timber Notes and the other Ancillary Agreements, enforceability of this Agreement, the Timber Notes and the other Ancillary Agreements, and no conflict with such Buyer’s organizational documents, Contracts or Law; and
          (xii) all such other instruments of assumption, in a form reasonably satisfactory to Parent, necessary, in the reasonable opinion of Seller, for Parent and Buyer Affiliate to assume the Assumed Liabilities.
          (c) Other Closing Deliveries. The Parties shall each execute and deliver (and, prior to the Closing, Seller shall cause each Timber LLC to execute and deliver, and, from and after Closing, Parent shall cause each Timber LLC to execute and deliver) such other and further certificates, assurances and documents as may reasonably be required by the other Parties in connection with the consummation of the transactions contemplated by this Agreement.
     Section 3.3 Possession. Possession of the Timberlands shall be delivered to the applicable Timber LLC immediately prior to the Closing, subject to the Permitted Exceptions.
     Section 3.4 Costs and Expenses. Each Party shall be responsible for its own attorneys’ fees and expenses. Seller shall prepare the Deeds at Seller’s expense. Parent shall pay all other costs associated with filing any documents, including the Deeds and each Assignment and Assumption of Timberland Lease, to be recorded. Parent shall be responsible for any recapture, reassessment, roll-back Taxes or changes in Tax assessments in respect of the Purchased Assets that may become due and payable after the Effective Time caused by any action or inaction of any Buying Party with respect to the removal of the Purchased Assets after the Effective Time from their present classifications, or changes in use after the Effective Time. Parent shall bear all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Purchased Assets (including the Timber LLC Assets) from Seller to the Buying Parties arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and the Party having primary responsibility under applicable Law shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Taxing Authority. Parent shall pay all filing fees incurred with respect to all filings made under the HSR Act in connection with this Agreement. All other costs shall be paid by the Party incurring such costs.
ARTICLE IV
ACKNOWLEDGEMENTS BY THE BUYING PARTIES
     Section 4.1 Disclaimer of Certain Representations. Each of the Buying Parties acknowledges that, except as is herein specifically set forth, Seller has not made, does not make and has not authorized anyone else to make, any representation, warranty or promise of any kind, including as to: (i) the existence or non-existence of access to or from the Timberlands or any portion thereof; (ii) the location of the Timberlands or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Timberlands; (iv) the number of acres or square footage in the Timberlands; (v) the present or future physical condition or suitability of the Purchased Assets for any purpose; (vi) the actual amount and type of timber on the Timberlands, if any; or (vii) any other matter or thing affecting or relating to the Purchased Assets or this Agreement.
     Section 4.2 General Disclaimers. EACH OF THE BUYING PARTIES ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES V, VI AND VII, IN THE CERTIFICATES DELIVERED BY SELLER AT THE CLOSING PURSUANT TO SECTIONS 3.2(A)(I) AND 3.2(A)(VIII) AND IN THE DEEDS DELIVERED BY SELLER PURSUANT TO SECTION 3.2(A)(V): (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE TIMBERLANDS, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (II) IN ENTERING INTO THIS AGREEMENT, NONE OF THE BUYING PARTIES HAS RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON

BEHALF OF SELLER OR ANY OTHER PERSON. EACH BUYING PARTY SHALL TAKE THE PURCHASED ASSETS TO BE ACQUIRED BY IT IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.
     Section 4.3 Waiver and Release. UPON THE CLOSING, SUBJECT TO ARTICLE XIII, EACH BUYING PARTY SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR ANY BUYING PARTY’S INVESTIGATION, AND UPON THE CLOSING, EACH OF THE BUYING PARTIES SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH SUCH BUYING PARTY MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PURCHASED ASSETS. EACH BUYING PARTY AGREES THAT, SUBJECT TO ARTICLE XIII BELOW, SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION, CORRECTING ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ADVERSE ENVIRONMENTAL CONDITIONS ON THE TIMBERLANDS BE REQUIRED AFTER THE CLOSING, SUCH INVESTIGATION, CLEAN-UP, REMOVAL, CORRECTING ACTION OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF THE BUYING PARTIES.
     Section 4.4 No Reliance. Each of the Buying Parties acknowledges that any materials provided to it, including any cost or other estimates, projections, acreage, and timber information, the Confidential Information Memorandum dated April 2007, the management presentations and the materials and information provided on data disks or in the on-line data rooms, are not and shall not be deemed representations or warranties by or on behalf of Seller or any other Person and are not to be relied upon by such Buying Party, provided that the Seller’s Disclosure Letter may be relied upon to the extent expressly provided in this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AS TO STATUS
     Except as otherwise disclosed to Parent in the disclosure letter (the “Seller’s Disclosure Letter”) delivered to Parent by Seller on the date of this Agreement (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date of this Agreement) or as set forth in Seller SEC Documents, Seller represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

     Section 5.1 Organization.
          (a) Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all other agreements, instruments and documents to be executed by it in connection with the consummation of the transactions contemplated by this Agreement and such other agreements (the “Ancillary Agreements”); and (iii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.
          (b) Timber LLCs. As of the Closing Date, each of the Timber LLCs will be a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and will have all requisite limited liability company power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as then being conducted; (ii) execute all Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated by the Ancillary Agreements to which it is a party.
     Section 5.2 Qualification.
          (a) Seller. Seller is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
          (b) Timber LLCs. As of the Closing Date, each of the Timber LLCs will be qualified or registered as a foreign limited liability company for the transaction of business and will be in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary.
     Section 5.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Buying Parties, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 5.4 No Violation. The execution, delivery or performance of this Agreement by Seller will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or any standing resolution of its board of directors; (ii) any Contract required to be disclosed in Section 5.8 of Seller’s Disclosure Letter; (iii) any Law applicable to Seller or any of the Timberlands; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or the Timberlands is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
     Section 5.5 Governmental Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described in Section 5.5 of Seller’s Disclosure Letter and (ii) those which (A) have been obtained, (B) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements, or (C) are required under the HSR Act. For the avoidance of doubt, this Section 5.5 does not limit the obligations of the Parties under Section 9.6.
     Section 5.6 Litigation.
          (a) Pending Matters. Except as set forth in Section 5.6(a) of Seller’s Disclosure Letter, as of the date hereof, there are no pending Claims or, to Seller’s Knowledge, threatened Claims that (i) either (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby or (B) affect or relate to any of the Purchased Assets and (ii) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements.
          (b) Adverse Judgments. As of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Timberlands) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
     Section 5.7 Taxes. Except for such Liens as are reflected in the Title Commitments or are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the value, use, operations, possession or enjoyment by the Buying Parties of the Timberlands or any material portion thereof for growing and harvesting timber, there are no Liens or other encumbrances, other than the Permitted Exceptions, on any of the Purchased Assets that arose in connection with any failure or alleged failure by Seller to pay any Tax. All material Taxes related to the Purchased Assets required to be withheld and paid have been withheld and paid, except for (i) such Taxes the failure to pay which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (ii) any Taxes being contested in good faith.
     Section 5.8 Contracts. Section 5.8 of Seller’s Disclosure Letter contains a list, and Seller has made available to Parent true and complete copies, of: (i) each Purchased Contract and Personal Property Lease that is in effect on the date of this Agreement and that (A) requires expenditures or receipts, performance of services or delivery of goods or materials by or to Seller in an amount or of value in excess of $250,000 per year or $1,000,000 over the term of such Purchased Contract or Personal Property Lease and (B) is not terminable by Seller upon notice of 180 days or less; (ii) each Purchased Contract for capital expenditures or the acquisition or construction of fixed assets relating to the operations conducted on the Timberlands that (A) requires aggregate future payments in excess of $250,000 and (B) is not terminable by Seller upon notice of 180 days or less; (iii) the Timberland Leases and the Licenses and (iv) each material amendment, supplement, and modification in respect of any of the foregoing.
     Section 5.9 Continuing Agreements. The Continuing Agreements in effect as of the date of this Agreement, except for those Continuing Agreements that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the value, use, operations, possession or enjoyment by any Buying Party of the Timberlands or any material portion thereof for growing and harvesting timber, are listed in Section 5.9 of Seller’s Disclosure Letter. Parent has been provided with true and complete copies of or access to the Continuing Agreements set forth in Section 5.9 of Seller’s Disclosure Letter.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER RELATED
TO THE TIMBERLANDS
     Except as otherwise disclosed to Parent in Seller’s Disclosure Letter delivered to Parent by Seller on the date of this Agreement (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date of this Agreement) or as set forth in Seller SEC Documents, Seller represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:
     Section 6.1 Timber LLCs. Immediately prior to the Closing, each Timber LLC will be a newly-formed limited liability company, validly existing and in good standing under the Laws of the state of its formation, and Seller shall be the sole member of each Timber LLC. Immediately prior to the Closing, each of the Timber LLCs will not have conducted any operations other than acquiring the Timber LLC Assets and assuming the Timber LLC Assumed Liabilities to be conveyed and transferred to or to be assumed by it, as applicable. Immediately prior to the Closing, Seller will own beneficially and of record all of the Timber LLC Interests. The Timber LLC Interests constitute 100% of the authorized, issued and outstanding membership interests and voting interests in the Timber LLCs, free and clear of any Lien of any nature whatsoever. Immediately prior to the Closing, Seller will own one hundred percent (100%) of the Timber LLCs Interests, beneficially and of record, free and clear of any and all Liens.

     Section 6.2 Compliance with Laws. Seller holds all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority that are necessary to conduct operations on the Timberlands as presently conducted, except for those licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights the failure to hold which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Seller is presently operating the Timberlands in substantial compliance with applicable Laws, other than Environmental Laws which are exclusively covered by Section 6.5, and except for those violations, if any, that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     Section 6.3 Condemnations. Except as described in Section 1.2(f) of Seller’s Disclosure Letter, there are no Condemnations and no Condemnations have been concluded between January 1, 2007 and the date hereof.
     Section 6.4 Timberland Leases, Licenses and Real Property Leases. Except as described in Section 6.4 of Seller’s Disclosure Letter, with respect to each Timberland Lease, License and Real Property Lease, or except as would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the value, use, operations, possession or enjoyment by the Buying Parties of the Timberlands or any material portion thereof in accordance with the terms of such Timberland Lease, License or Real Property Lease: (i) such Timberland Lease, License or Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Ancillary Agreements will not result in a breach or default under such Timberland Lease, License or Real Property Lease, require the consent of the other party to such Timberland Lease, License or Real Property Lease or otherwise cause such Timberland Lease or Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller, nor to Seller’s Knowledge, any other party to such Timberland Lease, License or Real Property Lease is in breach or default under such Timberland Lease, License or Real Property Lease; and (iv) to Seller’s Knowledge, no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Timberland Lease, License or Real Property Lease or permit the termination, modification or acceleration of rent under such Timberland Lease, License or Real Property Lease.
     Section 6.5 Matters Relating to the Environmental Condition of the Timberlands. Except as set forth in Section 6.5 of the Seller’s Disclosure Letter, as set forth in the Phase I Reports, for matters relating to oil, gas and other liquid or gaseous hydrocarbons or as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (i) to the Seller’s Knowledge, there is no condition existing on the Timberlands that constitutes a violation of any applicable Environmental Law, (ii) to the Seller’s Knowledge, there is no existing Adverse Environmental Condition on the Timberlands, (iii) to the Seller’s Knowledge, the Seller is operating the Timberlands in compliance with all applicable Environmental Laws and the requirements of all applicable environmental permits, (iv) to the Seller’s Knowledge, Seller has not received any written notice of any violation of, or liability under, any Environmental Law in connection with the Seller’s operations on the Purchased Assets during the past five years, and (v) to the Seller’s Knowledge, there are no material writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings or investigations pending or threatened relating to the Seller’s compliance with or liability under any Environmental Law affecting the Purchased Assets.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER RELATED
TO THE OTHER PURCHASED ASSETS
     Except as otherwise disclosed to Parent in Seller’s Disclosure Letter delivered to Parent by Seller on the date of this Agreement (except for those sections of Seller’s Disclosure Letter that contemplate delivery on a date other than the date of this Agreement) or as set forth in Seller SEC Documents, Seller represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:
     Section 7.1 Collective Bargaining Agreements. Seller is not a party to any collective bargaining agreement with respect to any of the Eligible Employees.
     Section 7.2 Labor Matters.
          (a) Controversies. Except as set forth in Section 7.2(a) of Seller’s Disclosure Letter, (i) there is no labor strike, dispute, slowdown, stoppage or lockout ongoing or, to Seller’s Knowledge, threatened against or affecting the Purchased Assets; (ii) there is no unfair labor practice charge or complaint against Seller (relating to the Purchased Assets) pending (for which written notice has been provided) or, to Seller’s Knowledge, threatened before the National Labor Relations Board; and (iii) to Seller’s Knowledge, Seller has not received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Purchased Assets and no such investigation is in progress, other than, with respect to clauses (i), (ii) and (iii), such strikes, disputes, slowdowns, stoppages, lockouts, charges, complaints or investigations as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
          (b) Eligible Employees. Section 7.2(b) of Seller’s Disclosure Letter contains a schedule listing, as of the date set forth therein, all names, employee positions, annualized pay rates and target bonus opportunities, where applicable, for all Seller employees whose duties are performed primarily for the benefit of any of the Purchased Assets (the “Eligible Employees”).
     Section 7.3 Ownership of Purchased Personal Assets. Seller has title to all of the Purchased Personal Assets, free and clear of any Liens, except for encumbrances that in the aggregate are not substantial in amount, do not materially detract from the value of the assets subject thereto, and do not materially interfere with the present use thereof.
     Section 7.4 Employee Benefit Plans. Section 7.4 of the Seller’s Disclosure Letter lists all material benefit and compensation plans and contracts, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive and bonus plans maintained or contributed to by Seller for the benefit of any Eligible Employee (collectively, the “Plans”).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
     Section 8.1 Organization. Each of the Buying Parties is a corporation or limited liability company, duly incorporated or organized, validly existing and in good standing under the laws of the state in which it is incorporated or organized and has all requisite corporate or limited liability company power and authority, as the case may be, to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the Ancillary Agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby. Immediately prior to the Closing, each Buyer will be a newly formed limited liability company and will not have conducted any operations or engaged in any activities other than those related to the acquisition of the Timber LLC Interests to be acquired by it, the issuance of the Timber Notes and obtaining the Letters of Credit, as contemplated by the Transaction Documents.
     Section 8.2 Qualification. Each of the Buying Parties is qualified or registered as a foreign corporation or limited liability company for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
     Section 8.3 Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Parent have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by the Other Buying Parties have been duly and validly authorized by all necessary corporate or limited liability company action, as the case may be, and no other corporate or limited liability company proceedings, as the case may be, on the part of any of the Other Buying Parties are necessary for any of the Other Buying Parties to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Buying Parties and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of each of the Buying Parties, enforceable against each in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 8.4 No Violation. The execution, delivery, and performance by each of the Buying Parties of this Agreement or any of the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of the its articles/certificate of incorporation, bylaws or any standing resolution of its board of directors or any other organizational document; (ii) any Contract to which it is a party or by which it or any of its assets may be bound; (iii) any Law applicable to it or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which any Buying Party or any of its assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
     Section 8.5 Governmental Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by any Buying Party of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than those which (i) have been obtained, (ii) are of a routine nature and not customarily obtained or made prior to execution of purchase and sale agreements in transactions similar in nature and size to those contemplated hereby and where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of any Buying Party or on the ability of any Buying Party to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, (iii) may be required to be obtained by any Buying Party for it to conduct operations on the Timberlands, or (iv) may be required under the HSR Act.
     Section 8.6 Litigation. As of the date hereof, there are no claims against any Buying Party or, to the actual knowledge of Parent, any threatened claims against any Buying Party, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. As of the date hereof, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against any Buying Party (or affecting any of its assets) that prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

     Section 8.7 Investment Purpose.
          (a) Investment Representations. Each of the Buyers is acquiring the Timber LLC Interests identified in Schedule B to this Agreement as being acquired by such Buyer for its own account and not for the account of any other Person, with the intention of holding such Timber LLC Interests for investment for an indefinite period of time, with no present intention of either (i) dividing, or allowing others to participate in, the investment in such Timber LLC Interests or (ii) reselling or otherwise participating directly or indirectly in a distribution of such Timber LLC Interests or any part thereof. Parent and each of the Buyers is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the federal Securities Act of 1933, as amended. Parent and Buyers acknowledge and understand that the Timber LLC Interests have not been registered under the federal Securities Act of 1933, as amended, or under any state securities law in reliance on the representations and warranties contained in this Section 8.7(a).
          (b) No Transfers. Parent is acquiring, indirectly through its ownership of the Buyers and, following the Closing, the Timber LLCs, the Timber LLC Interests and the Timberlands for its own account and not as a nominee, agent or intermediary for any other Person. None of the Buying Parties has entered into any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in the Timberlands (except as contemplated by the Master Stumpage Agreement), or any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in any Timber LLC, to any other Person (including another Buying Party), and Parent has not entered into any plan, agreement or other arrangement to transfer or otherwise dispose of any interest in any Buyer to any other Person (including another Buying Party).
     Section 8.8 Tax Matters. Each of the Buyers is treated as a “disregarded entity” of Parent for U.S. federal and all applicable state and local Income Tax purposes.
     Section 8.9 Financing.
          (a) Equity Commitment Letters. Concurrently with the execution and delivery of this Agreement, Parent has delivered a true, correct and complete copy of an executed commitment letter dated as of the date of this Agreement from its equity provider (the “Equity Commitment Letter”), to provide equity funding to the Parent in the amount noted therein (the “Equity Funding”) and an executed letter dated as of the date of this Agreement from American AgCredit, PCA with respect to the delivery of the letter of credit described in Section 14.2 (the “Side Letter”).
          (b) Debt Commitment Letter. Concurrently with the execution and delivery of this Agreement, Parent has delivered a true, correct and complete copy of an executed commitment letter dated as of the date of this Agreement from American AgCredit, PCA and Barclays Bank PLC (the “Lenders”) (the “Debt Commitment Letter”), to provide Parent with debt financing in the amount noted therein (the “Debt Financing”).
          (c) Validity. Each Commitment Letter and the Side Letter in the form delivered to Parent (i) is the legal, valid and binding obligation of Parent’s equity provider or

Lenders, as the case may be, and is in full force and effect and (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, or any Parent’s equity provider or Lenders, as the case may be, under any term or condition of such Commitment Letter or the Side Letter. The Buying Parties currently have available and will at the Closing (or at such other time as any such amounts shall become due and payable) have available sufficient funds to pay any and all amounts payable by the Buying Parties pursuant to this Agreement and to effect the transactions contemplated hereby.
          (d) Compliance. Parent has no reason to believe that any of the conditions to the Debt Financing contained in the Debt Commitment Letter will not be satisfied on a timely basis and has fully paid any and all commitment or other fees required by the Debt Commitment Letter to be paid as of the date of this Agreement.
          (e) Solvency. Immediately after giving effect to the purchase of the Purchased Assets, the incurrence of any indebtedness to finance the purchase of the Purchased Assets and the consummation of the other transactions contemplated by this Agreement, (i) each of Parent, the Buyers and the Timber LLCs will be solvent, will be able to pay its debts as they become due, will have capital sufficient to carry on its business and will own assets having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its liabilities and obligations as they become due and (ii) neither Parent nor any Buyer will have incurred any liability or obligation, or made any transfer, with actual intent to hinder, delay or defraud present or future creditors.
ARTICLE IX
ADDITIONAL AGREEMENTS RELATING TO THE
PURCHASED ASSETS GENERALLY
     Section 9.1 Commercially Reasonable Efforts.
          (a) General. Subject to the terms and conditions herein provided, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:
          (i) to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;
          (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;
          (iii) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and

          (iv) to fulfill all conditions to this Agreement.
Without limiting the foregoing, the Parties acknowledge that it is in their mutual interest to work cooperatively prior to the Closing Date to facilitate the effective implementation of the Fiber Supply Agreements as of the Closing Date to ensure the continuous supply of fiber products to Seller’s manufacturing facilities after the Effective Time.
          (b) Certain Filings. In furtherance and not in limitation of the foregoing, each of the Parties agrees to make, or cause to be made, all necessary filings required pursuant to the HSR Act and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in no event later than 15 days after the date hereof, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to request early termination of the waiting period under the HSR Act and to use all commercially reasonable efforts to cause the expiration or early termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.
          (c) Cooperation. If necessary to obtain any consent, approval, permit or authorization or to remove any impediment to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Parties shall reasonably cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end, including an agreement by any Buying Party to hold separate or divest any of the Purchased Assets.
     Section 9.2 Maintenance of Business.
          (a) Subject to the terms and conditions of this Agreement, and except as otherwise contemplated hereby, Seller, from the date hereof through the Closing Date, shall use commercially reasonable efforts to maintain the Purchased Assets in the ordinary course in all material respects; provided, however, that it is understood and agreed that if Seller harvests timber in accordance with the 2005-2009 Sustainable Forestry Initiative Standard, as amended or updated from time to time, such harvest activity will be deemed not to violate this Section 9.2(a).
          (b) Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, each Buying Party shall not interfere with Seller’s conduct of business with respect to the Purchased Assets pending the Closing and shall not take any action that might reasonably be expected to impair Seller’s relationships with customers, suppliers or employees of the businesses and operations of Seller, whether or not associated with the Purchased Assets.
     Section 9.3 Public Announcements.
          (a) No Recording. This Agreement (or a memorandum thereof) may not be recorded by any Buying Party in any real property records. In the event that this Agreement (or a memorandum thereof) is so recorded by any Buying Party, Seller may, at its option, terminate this Agreement.
          (b) Certain Disclosures. Notwithstanding anything to the contrary set forth in Section 15.7 or the Confidentiality Agreement, except as required by applicable Law (including rules and regulations promulgated by the SEC) or stock exchange rules, Seller and the Buying Parties shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation; provided, however, that any disclosure required to be made under applicable Law, stock exchange rules or rules and regulations promulgated by the SEC may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties. Notwithstanding the foregoing, Seller may make any filing required by any rule or regulation promulgated by the SEC without consultation with any Buying Party.
     Section 9.4 Books and Records.
          (a) Delivery. At the Closing, Seller shall use commercially reasonable efforts to provide to Parent (except for those items that are stored at locations included in the Purchased Assets) with copies of all maps (including backup data), surveys, drawings, deeds, timber harvest records and other property records, in each case, exclusively related to the Purchased Assets or the Assumed Liabilities, that are in Seller’s possession or control and are not subject to the attorney-client or other privilege (as reasonably and in good faith determined by Seller) (the “Books and Records”); provided, however, that Seller shall have no obligation to provide (i) any information to Parent regarding the pricing of timber, internal appraisals of the Purchased Assets, other valuations or similar pricing or financial records, or any other information that is confidential and proprietary to Seller, (ii) any Reserved Mineral Records, or (iii) any document or item that Seller is contractually or otherwise bound to keep confidential. Notwithstanding the foregoing, Seller may retain a copy of the Books and Records for legal compliance or regulatory purposes or in accordance with its internal document retention policies.
          (b) Access. For a period of seven years after the Closing, (i) Seller will provide Parent with reasonable access, at Parent’s cost, to any books and records then in Seller’s possession to the extent such books and records relate to the Purchased Assets or the Assumed Liabilities (subject to the proviso set forth in Section 9.4(a)), and (ii) Parent will provide Seller with reasonable access, at Seller’s cost, to any books and records in any Buying Party’s possession to the extent such books and records relate to the Excluded Assets or the Excluded Liabilities. Notwithstanding the foregoing, this Section 9.4(b) shall not obligate any Party to retain email for periods longer than those specified in its published document retention policy, as the same may be amended or modified from time to time.

     Section 9.5 Dispute Resolution.
          (a) Initial Discussions. In the event that a Party gives notice of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach thereof, or the Purchased Assets, other than those disputes, claims, questions, disagreements or controversies for which dispute resolution procedures are set forth in Section 2.3 (a “Dispute”), representatives of the Parties shall use their reasonable commercial efforts to settle the Dispute. To this effect, such representatives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties. If the representatives are unable to resolve any Dispute within thirty (30) days after the date of the notice of such Dispute, any Party may, by giving notice to the other Party, refer the Dispute to a senior executive officer of each Party or an Affiliate (each, a “Party Executive”) for resolution. The Party Executives will meet, either physically at a mutually convenient location or by telephone or videoconference, with each other to endeavor to resolve the Dispute in view of the Parties’ mutual interest in reaching a reasonable business resolution. If the Party Executives are unable to resolve the Dispute within thirty (30) days after submission to them, the Party Executives shall in good faith discuss the desirability of submitting the Dispute to mediation or binding arbitration before a single mediator or arbitrator who has at least ten (10) years relevant industry experience in the matter that is the subject of the Dispute. If the Party Executives cannot unanimously agree to submit the Dispute to mediation or binding arbitration within sixty (60) days after the Dispute was first submitted to them, or upon the failure of any agreed-upon mediation to resolve the Dispute, the Parties may pursue such rights and remedies as are available under this Agreement or otherwise.
          (b) Evidentiary Status. All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement or any mediation process by either Seller or Parent, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its disclosure during settlement or mediation efforts.
          (c) Forebearance. During the pendency of the settlement or any mediation process, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller, on the one hand, or Parent, on the other hand, shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of Seller’s or the Buying Parties’ obligations, as the case may be, under this Agreement. If any agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.
          (d) Litigation. Either Seller or Parent may initiate litigation with respect to any Dispute submitted to the Party Executives at any time following 60 days after the initial meeting between the Party Executives session or 90 days after the date of sending the written request for resolution by the Party Executives, whichever occurs first.

          (e) Enforcement. The provisions of this Section 9.5 may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
     Section 9.6 Required Consents.
          (a) Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Parent agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder or in connection herewith. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any Person in order to obtain the consent or approval of such Person or to transfer any Purchased Contract, Timberland Lease, Real Property Lease, Personal Property Lease or License in violation of its terms. With respect to any agreement for which any required consent or approval is not obtained prior to the Closing, each of Seller and Parent shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or the Parties determine in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Purchased Contract, Timberland Lease, Real Property Lease, Personal Property Lease or License may not be assigned without the consent or approval of any Person, and such consent is not obtained prior to the Closing, Seller shall use all commercially reasonable efforts to provide the applicable Buying Party with the same benefits (and such Buying Party shall be responsible for all corresponding obligations) arising under such Purchased Contract, Timberland Lease, Real Property Lease, Personal Property Lease or License, including performance by Seller (or such Buying Party, if applicable) as agent, if legally permissible and commercially feasible; provided, however, that such Buying Party (or Seller, if applicable) shall provide Seller (or such Buying Party, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or such Buying Party, if applicable) to perform its obligations under such Purchased Contracts, Timberland Leases, Real Property Leases, Personal Property Leases or Licenses and the applicable Buying Party shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent the applicable Buying Party would have been responsible therefor if such consent or approval had been obtained.
          (b) In addition, Seller shall request from the lessors of each Timberland Lease listed in Section 9.6 of the Seller’s Disclosure Letter a statement indicating (i) whether the applicable Timberland Lease is in full force and effect, (ii) the current rental amount, (iii) that rent has been paid for the current month or applicable period, (iv) the lease termination date, (v) any options to extend, and (vi) whether or not such lessor has given any written notice of default under their respective Timberland Lease which remains uncured; provided, however, that actually obtaining any or all of such statements from any or all of the lessors of such Timberland Leases shall not be a condition precedent to Closing, nor shall the failure to obtain any such statement constitute a breach by Seller of this Agreement.

     Section 9.7 Continuing Agreements. Each Buying Party acknowledges that the Purchased Assets are and will continue to be subject to certain Contracts that are Excluded Assets (the “Continuing Agreements”), including certain oil, gas and mineral leases affecting the Timberlands and relating to the Reserved Mineral Interests and Rights. Each Buying Party further acknowledges that from the date of this Agreement to the Closing Date, Seller may enter into additional Continuing Agreements in respect of the Purchased Assets, and that the entry into such Continuing Agreements shall be deemed not to breach this Agreement; provided, however, that such Continuing Agreements shall not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the value, use, operations, possession or enjoyment by any Buying Party of the Timberlands or any material portion thereof for growing and harvesting timber. For so long as any of the Continuing Agreements remains in effect from and after the Closing Date, the applicable Buying Party shall comply (and shall assist Seller in its compliance) with the obligations thereunder that apply to Seller as surface owner as if such Buying Party were a party thereto and such Buying Party shall be entitled to the surface payments related to such Continuing Agreements.
     Section 9.8 Formation of Timber LLCs. Seller shall form, or cause to be formed, prior to Closing each of the Timber LLCs as a Delaware limited liability company to acquire the Timber LLC Assets as described in Section 1.2.
ARTICLE X
ADDITIONAL AGREEMENTS RELATING TO THE TIMBERLANDS
     Section 10.1 Right of Entry.
          (a) General; Certain Limitations. Upon reasonable prior written notice to Seller, but in no event less than five days prior notice, and receipt of written authorization from Seller (which shall not be unreasonably withheld and shall be given or withheld within five days after receiving written notice from Parent), prior to the Closing Date or termination of this Agreement in accordance with Article XIV, Parent, through its authorized agents or representatives, may enter upon the Timberlands at all reasonable times for the purposes of making inspections and other studies; provided, however, that neither Parent nor its agents or representatives shall (i) enter upon the Timberlands for the purpose of preparing Phase II Reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, (ii) prepare or instruct its agents or representatives to prepare Phase II Reports or make any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Timberlands, or (iii) contact any official or representative of any Governmental Authority regarding Hazardous Substances on or the environmental condition of the Timberlands, in each case without Seller’s prior written consent thereto. Upon the completion of such inspections and studies, Parent, at its expense, shall repair any damage caused to the Purchased Assets and remove all debris resulting from and all other material placed on the Timberlands in connection with Parent’s inspections and studies, provided that such repair obligations shall not extend to the remediation of preexisting conditions merely discovered as a result of such inspections or studies at the Timberlands or with respect to the Purchased Assets.

          (b) Disclosure of Results. At Seller’s request, Parent shall disclose the results of such inspections and studies, and shall deliver copies of all reports and test results, to Seller. The results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Parent concerning the Timberlands) shall be treated as strictly confidential by the Parties and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of Parent for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Parent to similarly treat such results, information and documents as strictly confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Parent concerning the Timberlands is required by applicable Law or court order, Parent shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 10.1(b). Parent shall cooperate with Seller to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 10.1(b), Parent shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.
          (c) Insurance. Parent agrees that any Buying Party, and the contractors, representatives and agents of any Buying Party who enter upon the Timberlands shall maintain general liability insurance, naming Seller as an additional insured, in an amount not less than $1,000,000 and, prior to any such entry upon the Timberlands, shall provide Seller with written evidence of such insurance.
     Section 10.2 Permits and Licenses. Parent shall be solely responsible for obtaining all permits and licenses, if any, required by any Buying Party to carry on its intended operations on the Timberlands.
     Section 10.3 Environmental Matters . Seller has provided a copy of each of the environmental site assessments identified in Section 10.3 of Seller’s Disclosure Letter to Parent (individually, a “Phase I Report” and collectively, the “Phase I Reports”) upon the following terms and conditions: (i) the Phase I Reports are provided for informational purposes only, without any representation or warranty by or on behalf of Seller as to the accuracy or completeness of the information contained therein; (ii) the Phase I Reports are subject to the terms and conditions of the Confidentiality Agreement; and (iii) no information contained in the Phase I Reports shall be deemed to obligate Seller to take any action, including, but not limited to, action to remediate any condition described in the Phase I Reports. Parent acknowledges receipt of the Phase I Reports and accepts delivery of the Phase I Reports upon the terms and conditions set forth herein.
     Section 10.4 Conservation Matters. Each of the Buying Parties acknowledges that: (i) the Timberlands include certain areas referred to as “Distinctive Sites,” which areas are described in Section 10.4(1) of Seller’s Disclosure Letter; (ii) Seller manages the Distinctive Sites pursuant to separate management plans (each a “Distinctive Site Management Plan”) and a copy of the Distinctive Site Management Plan for each Distinctive Site is identified in Section 10.4(2) of Seller’s Disclosure Letter and attached thereto; (iii) the Timberlands are subject to habitat conservation plans or similar agreements as set forth in Section 10.4(3) of Seller’s Disclosure Letter (the “Habitat Conservation Plans”); and (iv) the Timberlands include the Conservation Block. Immediately prior to the Closing each Timber LLC shall assume the obligations set forth in the Distinctive Site Management Plans and the Habitat Conservation Plans with respect to the Timberlands that such Timber LLC is acquiring pursuant to this Agreement. So long as any such Timber LLC is a direct or indirect Subsidiary of Parent, Parent shall cause any such Timber LLC: (x) to manage and operate the Timberlands subject to any such Distinctive Site Management Plan or Habitat Conservation Plan in accordance therewith; and (y) to manage and operate the Conservation Block in a manner that maintains the nature and protection of the Conservation Block and is consistent with the Seller’s historical stewardship.
     Section 10.5 Certain Employee Hunting Leases. With respect to the hunting leases listed in Section 10.5 of the Seller’s Disclosure Letter (the “Employee Hunting Leases”), Parent shall, so long as any Timber LLC owning the real property covered by any Employee Hunting Lease is a direct or indirect Subsidiary of Parent, cause any such Timber LLC to continue to lease the property covered under such Employee Hunting Lease to the lessees under such Employee Hunting Lease at the market rate but otherwise on substantially the same terms until at least the third anniversary of the Closing Date.
     Section 10.6 Reserved Rights and Interests. To the extent affirmative action is necessary for Seller to reserve the ownership of the Reserved Mineral Interests and Rights, the Reserved Water Rights and the Reserved Groundwater Nonparticipating Royalty Interest, or to establish or confirm title to the Reserved Mineral Interests and Rights, the Reserved Water Rights and the Reserved Groundwater Nonparticipating Royalty Interest in Seller, each Buying Party and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the Reserved Mineral Interests and Rights, the Reserved Water Rights and the Reserved Groundwater Nonparticipating Royalty Interest as are reasonably requested by Seller. Notwithstanding the foregoing, after the Effective Time Seller shall not conduct Surface Mining Operations on the Timberlands without first obtaining the written consent of Parent, which may or may not be granted in Parent’s sole discretion.

     Section 10.7 Certain Easements.
          (a) Easement Title. To the extent affirmative action is necessary for Seller to acquire or reserve the easement ownership of the Reserved Easements or to establish or confirm easement title to the Reserved Easements in Seller, each Buying Party and its Affiliates shall cooperate with Seller in such efforts, including by executing all documents pertaining to the Reserved Easements as are reasonably requested by Seller. To the extent affirmative action is necessary for any Timber LLC to acquire the easement ownership of the Buyer Easements or to establish or confirm easement title to the Buyer Easements in such Timber LLC, Seller shall cooperate with such Timber LLC in such efforts and shall use commercially reasonable efforts to assist such Timber LLC in acquiring such ownership, including executing all documents pertaining to the Buyer Easements as are reasonably requested by such Timber LLC.
          (b) Post-Closing Reserved Easements. For a period of one year following the Closing Date, in the event that Seller identifies any portion of the Timberlands that should have been identified as a Reserved Easement, but was not disclosed to Parent prior to the Closing (a “Post-Closing Reserved Easement”), so long as such Post-Closing Reserved Easement relates to a use or access right that existed as of the Effective Time (taking into account the change of ownership of Seller’s various properties and assets) and does not have a material adverse effect on the value, use, operations, possession or enjoyment of the Timberlands for growing and harvesting timber, each Buying Party and its Affiliates shall reasonably cooperate with Seller, at Seller’s sole cost and expense, in any commercially reasonable effort that may be necessary for Seller or any Person who may acquire facilities not included in the Purchased Assets from Seller to acquire easement ownership in any Post-Closing Reserved Easement or to establish or confirm easement title to the Post-Closing Reserved Easements in Seller or such Person, including executing all documents pertaining to the Post-Closing Reserved Easements as are reasonably requested by Seller or any such Person, provided that each Buying Party’s or Affiliate’s reasonable cooperation shall mean such Buying Party or Affiliate’s approval (which shall not be unreasonably withheld, conditioned or delayed) as to the form of the easement agreement being entered into and the actual easement area to be granted.
          (c) Post-Closing Buyer Easement. For a period of one year following the Closing Date, in the event that Parent identifies property owned by Seller in the vicinity of any of the Timberlands that should have been identified as a Buyer Easement, but was not disclosed to Seller prior to the Closing (a “Post-Closing Buyer Easement”), so long as such Post-Closing Buyer Easement relates to a use or access right that existed as of the Effective Time and does not have a material adverse effect on the value, use, operations, possession or enjoyment by Seller of such property, Seller and its Affiliates shall reasonably cooperate with Parent, at Parent’s sole cost and expense, in any commercially reasonable effort that may be necessary for any Timber LLC or any of its Affiliates to acquire ownership in any Post-Closing Buyer Easement or to establish or confirm title to any Post-Closing Buyer Easement in such Timber LLC or any of its Affiliates, including executing such documents pertaining to the Post-Closing Buyer Easements as are reasonably requested by such Timber LLC or any of its Affiliates, provided that Seller’s or its Affiliate’s reasonable cooperation shall mean Seller’s or such Affiliate’s approval (which shall not be unreasonably withheld, conditioned or delayed) as to the form of the easement agreement being entered into and the actual easement area to be granted.

          (d) No Interference. None of the Buying Parties or any of its Affiliates shall interfere with or oppose the Reserved Easements or any Post-Closing Reserved Easements. None of Seller or any of its Affiliates shall interfere with or oppose the Buyer Easements or any Post-Closing Buyer Easements.
     Section 10.8 Title Insurance Matters.
          (a) Title Commitments and Policies. Seller shall provide to Parent title commitments from the Title Company dated no earlier than April 15, 2007 for the issuance of one or more Title Policies on the Owned Timberlands being conveyed to the Timber LLCs and the Leasehold Interests being conveyed to the Timber LLCs (individually, a “Title Commitment” and collectively, the “Title Commitments”). At the Closing, Buyers shall purchase from the Title Company an aggregate amount of title insurance on the Owned Timberlands and such Leasehold Interests being conveyed to Timber LLCs in amounts not less than the amount of the Installment Note Purchase Price (allocated by county and/or state, as applicable) and allocated to the Purchased Assets being conveyed to it using (i) Form 70 (modified 1984) ALTA owner’s or leasehold title insurance policy with respect to the Timberlands located in Georgia and Alabama, (ii) Form TLTA T-1 owner’s or leasehold title insurance policy with respect to the Timberlands located in Texas and (iii) if available, the standard 2006 ALTA owner’s or leasehold title insurance policy with respect to the Timberlands located in Louisiana, in each case without any exceptions for mechanics’ liens and with all endorsements reasonably requested by Buyers, subject only to Permitted Exceptions and pre-printed exceptions that cannot be removed by delivery of the Title Affidavit (the “Title Policies”).
          (b) No Surveys. Other than in accordance with Section 9.4(a), Seller shall not provide any survey of the Timberlands to Parent. Each of the Buying Parties agrees that the obtaining of any survey of the Timberlands or any portion thereof shall not be a condition precedent to such Buying Party’s obligation to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and that any survey obtained by any Buying Party shall be at its sole cost and expense.
          (c) Title Expenses. Seller shall be responsible for the costs associated with the title examinations and the issuance of the Title Commitments that are separately stated from the premiums for the Title Policies. The Buying Parties shall be responsible for the premiums (including title examination and issuance costs included therein) payable in connection with the issuance of the Title Policies.
     Section 10.9 Transfer of Timber LLC Assets. Immediately prior to the Closing, Seller shall assign, convey and transfer to each Timber LLC all of its right, title and interest in the Timber LLC Assets to be assigned, conveyed and transferred to such Timber LLC as identified on Schedule B, free and clear of any Lien, subject to the Permitted Exceptions; provided, however, that Seller shall reserve for itself and its successors and assigns the Reserved Easements and the Reserved Mineral Interests and Rights with respect to the Timber LLC Assets.

     Section 10.10 No Transfers.
          (a) Timber LLC Interests. No Buyer shall distribute, transfer or otherwise dispose of the Timber LLC Interests acquired by it and neither Parent nor any Buyer shall cause or permit any Timber LLC to distribute, transfer or otherwise dispose of any of the Timber LLC Assets held by such Timber LLC (except as contemplated by the Master Stumpage Agreement, and except that any Timber LLC may distribute cash to its Buyer parent), in each case to Parent (or any other Person related to Parent or any Buyer), or commit to do any of the foregoing, in each case until a period of one year has elapsed from the Closing Date.
          (b) Buyer Interests. Parent shall not transfer or otherwise dispose of its interest in any of Buyers or commit to do so, (i) to a Credit Enhancement Bank or any Affiliate thereof, at any time or (ii) to any other Person, until a period of one year has elapsed from the Closing Date. Any transfer or other disposition by Parent (or any subsequent transferee) of its interest in any Buyer following such one-year period shall be made only in compliance with the applicable Master Stumpage Agreement and shall require the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) and the written agreement of any transferee in favor of Seller to (i) comply with the obligations of Parent under the limited liability company agreement of such Buyer and under Sections 10.10, 10.11 and 15.7 of this Agreement as if such transferee were Parent and (ii) cause any such Buyer to comply with all of its obligations, covenants and representations under the limited liability company agreement of such Buyer and the Transaction Documents.
          (c) Compliance with Transaction Documents. For so long as Parent owns all of the outstanding interests in any Buyer, Parent shall comply, and shall cause any such Buyer to comply, and at all times such Buyer shall comply, in each case, with all of their respective obligations, covenants and representations under the limited liability company agreement of such Buyer or under the Transaction Documents. The Parties agree that in no event shall Parent have any obligation as a guarantor, surety or otherwise, to pay or perform any of the obligations of any Buyer under the Timber Notes or any reimbursement agreement in respect of the Letters of Credit. Prior to payment in full of the Timber Notes at maturity, no amendment, modification or waiver of any provision of the limited liability company agreement of any Buyer may be made without the prior written consent of Seller.
          (d) Mortgage Liens. Notwithstanding anything herein to the contrary, any Timber LLC may grant mortgage liens on the Timberlands owned by it to banks, insurance companies, pension or benefit plans, investment funds that are in the business of making mortgage loans, or similar institutional lenders subject to the requirements and restrictions set forth in the Master Stumpage Agreement and the Fiber Supply Agreements, including the requirement that any such mortgage lien be subject to and subordinate to the Master Stumpage Agreement and the Fiber Supply Agreements.
     Section 10.11 Tax Matters. Neither Parent nor any Buyer shall (i) make any election under Treasury Regulations Section 301.7701-3 (or any corresponding provision of state and local Tax law) to treat any such Buyer as an association taxable as a corporation or (ii) take any action that would cause any such Buyer to have more than one owner for U.S. federal (or any applicable state and local) Income Tax purposes. For so long as Parent owns all of the outstanding interests in any Buyer, Parent shall treat each Timber Note issued by such Buyer as indebtedness of Parent for all applicable Income Tax purposes.
     Section 10.12 Note Document Assistance.
          (a) Further Assurances. Each Buyer shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as may be reasonably necessary or reasonably desirable from time to time in order to (i) carry out more effectively the purposes of the Timber Notes issued by it, the Letters of Credit and all documents related thereto (collectively, the “Note Documents”) and (ii) assure, convey, grant, assign, transfer, preserve, protect and confer more effectively unto Seller (or any assignee of the Timber Notes) the rights granted or now or hereafter intended to be granted to Seller (or such assignee) under any Note Document or under any other instrument executed in connection with any Note Document to which such Buyer is or is to be a party.
          (b) Cooperation. Each Buyer shall cooperate in connection with any transaction relating to the Timber Notes as may be reasonably requested by Seller, its Affiliates and any holder of the Timber Notes (collectively, the “Note Parties”), at the expense of the Note Parties, including (i) furnishing the Note Parties with such financial and other pertinent information regarding such Buyer (but not Parent) as may reasonably be requested by Seller and (ii) obtaining a legal opinion that if Parent, Buyer Affiliate, any Timber LLC or any Affiliate of such Person were to become a debtor in a case under Title 11 of the United States Code, the bankruptcy court would not order the substantive consolidation of the assets and liabilities of such Buyer with those of such Person, and such customary limited liability company law opinions concerning such Buyer as may reasonably be requested by Seller. Notwithstanding anything herein to the contrary, no Buyer shall take any step designed to create or encourage the making of a market in the Timber Notes or the listing or trading of the Timber Notes on an “established securities market” or otherwise take any action designed to render the Timber Notes “readily tradable in an established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4).
     Section 10.13 Financing.
          (a) Debt Financing. Parent shall obtain the Debt Financing on the terms described in the Debt Commitment Letter, including (i) negotiating definitive agreements with respect thereto on the terms and conditions contained therein, (ii) satisfying on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control, and (iii) consummating the Debt Financing contemplated by the Debt Commitment Letter at Closing. Parent shall provide notice to Seller promptly upon receiving the Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall arrange to obtain alternative financing, including from alternative sources, as promptly as practicable following the occurrence of such event. Parent shall give Seller prompt notice upon becoming aware of any material breach by any party to the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall timely pay any and all commitment and other fees required by the Debt Commitment Letter to be paid prior to or at the Closing.
          (b) Equity Funding. Parent shall obtain the Equity Funding contemplated by the Equity Commitment Letters. Parent shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, any Equity Commitment Letter without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
          (c) Letters of Credit. Parent shall arrange for one or more Credit Enhancement Banks to issue Letters of Credit on terms and conditions that are consistent with the Timber Note Indicative Terms in an aggregate amount of not less than the Installment Note Purchase Price plus an interest component equal to the accrued interest on the Timber Notes for one full interest period plus 30 business days (the “L/C Amount”), including (i) obtaining as soon as practicable a firm commitment (each, an “L/C Commitment Letter”), in form and substance satisfactory to Seller, to provide such Letters of Credit, (ii) negotiating definitive agreements with respect to such Letters of Credit on the terms and conditions contained in the L/C Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Parent or the applicable Buyer in such definitive agreements that are within its control, and (iv) consummating the issuance of the Letters of Credit at Closing. Parent shall give Seller prompt notice upon becoming aware of any material breach by any party to any L/C Commitment Letter or any termination of any L/C Commitment Letter. Parent shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Letters of Credit and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the L/C Commitment Letters without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Parent and Seller shall consult in good faith and cooperate in determining the maximum aggregate amounts of Letters of Credit per Credit Enhancement Bank and otherwise with respect to the terms of the Letter of Credit documentation. In the event any portion of the Letters of Credit becomes unavailable to any Buyer on the terms and conditions contemplated in the applicable L/C Commitment Letter, Parent shall arrange to obtain substitute letters of credit, including from alternative sources, on terms and conditions that are not materially less beneficial to Parent, such Buyer or Seller and that are consistent with the Timber Note Indicative Terms, promptly following the occurrence of such event. Upon request of Seller, Parent shall arrange for each Credit Enhancement Bank to deliver to Seller at the Closing such Credit Enhancement Bank’s agreement to deliver after the Closing, upon request of Seller or any beneficiary of a Letter of Credit issued by such Credit Enhancement Bank, a legal opinion, in form and substance, and by counsel reasonably acceptable to the requesting Person, addressing such customary corporate law opinions as may be requested by such Person with respect to such Credit Enhancement Bank and such Letter of Credit, including existence, good standing, power, authority, execution of documents, enforceability of documents, and no conflict with organizational documents, Contracts or Law.

ARTICLE XI
HUMAN RESOURCES MATTERS
     Section 11.1 Anti-Solicitation. Except as otherwise expressly set forth herein, the provisions of the Confidentiality Agreement governing solicitation for employment, inducing or attempting to induce to leave the employ of Seller or any Affiliate of a Seller, and employing or hiring certain employees of Seller shall remain in effect after the date hereof until the termination of such provisions in accordance with their terms under the Confidentiality Agreement.
     Section 11.2 Transferred Employees. Parent (or its Affiliate) shall have the right, but not the obligation, to hire (effective as of the Closing) some or all of the Eligible Employees. Seller shall make the Eligible Employees available during regular business hours and upon reasonable prior notice for employment interviewing and screening by Parent (or its Affiliate). Parent shall provide Seller with the names of those Eligible Employees to whom Parent (or an Affiliate) will offer employment no less than 30 days prior to the Closing Date. Seller shall be responsible for terminating or continuing to employ any Eligible Employee who (i) does not receive an offer of employment from Parent (or an Affiliate), (ii) receives an offer of employment from Parent (or an Affiliate) but does not accept such offer prior to or as of the Closing, or (iii) does not satisfactorily complete Parent’s (or an Affiliate’s) customary employment screening and whose offer of employment from Parent (or an Affiliate) has been withdrawn prior to the Closing. Seller will provide Parent with commercially reasonable assistance in the conduct of the interviewing and hiring of the Eligible Employees (any Eligible Employee that accepts employment with Parent (or an Affiliate) effective as of the Closing, a “Transferred Employee” and collectively, the “Transferred Employees”). With respect to the Transferred Employees, at the Closing, employment with Seller or any Affiliate shall terminate and employment with Parent (or an Affiliate) shall commence. No less than 30 days prior to the Closing, and thereafter at least one time on each business day through the Closing Date, Parent shall provide notice to Seller of the Eligible Employees who (x) have accepted offers of employment, (y) have declined offers of employment or have failed to accept an offer of employment prior to the Closing, and (z) have failed to satisfactorily complete Parent’s (or an Affiliate’s) customary employment screening and whose offer of employment has been withdrawn. Nothing in this Agreement, either express or implied, shall confer upon any Eligible Employee any right to employment or continued employment for any specified period or of any nature or kind whatsoever under or by reason of this Agreement.
     Section 11.3 Severance Matters. In the event that any Transferred Employee is discharged by Parent (or an Affiliate) within 12 months after the Closing Date (other than for “cause” or because of such Transferred Employee’s voluntary termination or retirement), then Parent shall treat such Transferred Employee, and shall be responsible for severance, in accordance with Seller’s severance plan, as described in Section 11.3 of Seller’s Disclosure Letter. Parent shall be responsible and assume all liability for all notices or payments due to any Transferred Employee, and all notices, payments or assessments due to any Governmental Authority, pursuant to any applicable Law with respect to the employment, discharge or layoff of Transferred Employees by the Parent (or an Affiliate) after the Closing, including, but not limited to, the federal Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing.

     Section 11.4 Benefit Plans. Except as expressly provided in this Article XI, Parent shall not be obligated to continue or maintain any employee benefit plan (including all “employee benefit plans” within the meaning of Section 3(3) of ERISA), policy (including vacation policy) or employee fringe benefit program maintained by Seller for the benefit of its employees. Parent shall permit each Transferred Employee (and his or her spouse, domestic partner and dependents) to participate in its employee benefits plans (including all “employee benefit plans” within the meaning of Section 3(3) of ERISA), policies (including vacation policies) and employee fringe benefit programs that it makes available to its similarly situated employees (such plans, policies and programs, the “Parent Plans”) with coverage effective immediately upon the Closing and (i) with service with Seller deemed service with Parent for purposes of any length of service requirement, vesting period and differential benefits based on length of service and (ii) with credit under any welfare benefit plan for any deductible or co-payment paid for the current plan year under any such plan maintained by Seller; provided, however, that such crediting of service (x) does not result in duplication of benefits and (y) need not be given for benefit accrual purposes under any Parent Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA. Parent shall cause each Parent Plan to waive any pre-existing condition exclusion or restriction, any waiting period limitation, or any evidence of insurability requirements for the Transferred Employees to the extent such exclusions, restrictions, limitations or requirements had been waived or satisfied under the terms of any corresponding employee benefit plan of Seller immediately prior to the Closing.
     Section 11.5 Savings Plan Rollover. As soon as practicable following the Closing Date, Parent shall provide Seller with such documents and other information or make representations, in the case of clause (i) below, as Seller shall reasonably request to assure itself that: (i) The Campbell Group, A Participating Subsidiary of Old Mutual Asset Management Profit Sharing & 401(k) Plan (the “Savings Plan”) provides for the receipt of eligible rollover distributions (as such term is defined under Section 402 of the Code) from the Transferred Employees; and (ii) the Savings Plan and the trust established in connection therewith are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, evidenced by either a favorable determination letter issued by the Internal Revenue Service or an opinion, satisfactory to Seller’s counsel, of Parent’s counsel to the effect that the terms of the Savings Plan and its related trust qualify under Sections 401(a) and 501(a) of the Code. The account of any Transferred Employee under the Temple-Inland Salaried Savings Plan (the “Seller Savings Plan”), if distributed to such Transferred Employee, will be treated by Parent as an eligible rollover distribution; provided that Seller provides Parent with a favorable determination letter with respect to the Seller Savings Plan and indicates that any such distribution is a lump sum distribution of such Eligible Employee’s entire account balance in the Seller Savings Plan. Seller shall 100% vest or cause to be 100% vested, as of the Closing Date, the accounts under the Seller Savings Plan for each Transferred Employee. Each Transferred Employee who is a participant in the Seller Savings Plan shall be given the opportunity to “roll over” such account balance by way of an eligible rollover distribution to the Savings Plan, subject to and in accordance with the provisions of such Plan and applicable Law. Notwithstanding anything in this Agreement to the contrary, each Transferred Employee who is eligible to participate in the Seller Savings Plan will become eligible to participate in the Savings Plan as soon as reasonably practicable after the Closing Date.

     Section 11.6 Accrued Vacation. Parent shall permit each Transferred Employee to use after the Effective Time any earned vacation time accumulated prior to the Closing Date but unused as of such date. No later than 10 days following the Closing Date, Seller shall deliver to Parent a report listing the earned but unused vacation time accumulated by each Transferred Employee prior to the Effective Time.
     Section 11.7 Certain Benefits and Claims. Seller shall remain responsible for (i) all benefits payable to Eligible Employees who, as of immediately preceding the Effective Time, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller’s health, accident, sickness, salary continuation, or short-term or long-term disability benefits plans or programs, and (ii) all workers’ compensation claims based on injuries occurring prior to the Effective Time; provided, however, that a workers compensation claim relating to any such injury is timely filed pursuant to applicable law.
ARTICLE XII
CONDITIONS PRECEDENT
     Section 12.1 Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) Waiting Periods. All waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement, under Regulatory Law, including under the HSR Act, shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement.
          (b) No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.
          (c) No Investigation. No Party shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (d) No Extraordinary Casualty Loss. During the period following the date of this Agreement and prior to Closing there shall not have occurred one or more Casualty Losses or Condemnation affecting the Timberlands in which the aggregate fair market value of the damaged and lost timber resulting from such Casualty Losses and/or Condemnation, as determined in accordance with Section 2.3(c), exceeds an amount equal to 20% of the Pre-Adjustment Purchase Price.

     Section 12.2 Conditions to Obligations of the Buying Parties to Close. The obligation of the Buying Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date of the following conditions:
          (a) [Intentionally Omitted]
          (b) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, without regard to “materiality” or “Material Adverse Effect” or similar qualifications in each such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect.
          (c) Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.
          (d) Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Parent the items set forth in Section 3.2(a).
          (e) Title Commitments. The Title Company shall have provided to Parent and the Buyers the Title Commitments, “marked” to constitute Title Policies.
     Section 12.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
          (a) [Intentionally Omitted]
          (b) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct, without regard to “materiality” or similar qualifications in each such representation and warranty, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on the ability of the Parent to perform its obligations under or consummate the transactions contemplated by this Agreement.
          (c) Agreements and Covenants. Each Buying Party shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
          (d) Deliveries. Parent shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 3.2(b).

          (e) Limited Liability Company Agreements. Parent and each Buyer shall have entered into an amended and restated limited liability company agreement in respect of such Buyer in substantially the form of Exhibit L.
          (f) Title Policies. Each Timber LLC shall have purchased the Title Policies from the Title Company in respect of the Owned Timberlands and the Leasehold Interests being transferred to it immediately prior to the Closing and shall have provided Seller with written evidence that each Timber LLC has obtained the Title Policies.
          (g) Letters of Credit. The Letters of Credit supporting the Timber Notes issued by each Buyer in respect of the Installment Note Purchase Price shall have been delivered to Seller by the Credit Enhancement Banks in such maximum aggregate amounts per Credit Enhancement Bank as are satisfactory to Seller and on terms and conditions that are consistent with the Timber Note Indicative Terms.
ARTICLE XIII
SURVIVAL; INDEMNIFICATION
     Section 13.1 Survival. Except as otherwise set forth in this Article XIII, (i) all representations and warranties made in this Agreement and (ii) all agreements or covenants made in this Agreement and to be performed prior to or at Closing shall survive for a period of one year after the Closing Date; provided, however, that Sections 3.4, 5.7, 8.8, 10.10 and 10.11 shall survive for the applicable statute of limitations plus 60 days (the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 14.2, no representation, warranty, covenant or agreement shall survive any termination of this Agreement. After the Indemnity Period or, except as provided in Section 14.2, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement. This Section 13.1 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.
     Section 13.2 Seller’s Obligation to Indemnify for Excluded Liabilities. If the Closing occurs, Seller shall indemnify, defend and hold harmless each Buying Party and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against any Loss asserted against or incurred by any Buyer Indemnitee as a result of or arising out of: (i) the Excluded Liabilities, provided that any Third Party Claim relating to any Excluded Liability shall be subject to the terms of Section 13.5(b); (ii) any Excluded Asset; (iii) a breach of any agreement or covenant of Seller in this Agreement that requires performance or compliance on or prior to the Closing, except for a breach of Section 10.8(a); (iv) a breach of any other agreement or covenant contained in this Agreement by Seller; (v) the failure of any Buyer to acquire at the Closing all right, title and interest in and to all of the outstanding membership interests in each Timber LLC to be acquired by such Buyer as identified on Schedule B, free and clear of any Lien in favor of any Person claiming by, through or under Seller; (vi) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller’s behalf) in connection with the transactions contemplated by this Agreement; or (vii) any Accepted Parent Title Objection pursuant to Section 2.3(b)(iii); provided, however, that Seller’s obligation to indemnify Buyer Indemnitees in respect of any Accepted Parent Title Objection shall not exceed the fair market value of the portion of the Owned Timberlands subject to such Accepted Parent Title Objection (which fair market value shall be calculated in accordance with the first two sentences of Section 2.3(b)(iv)).
     Section 13.3 Parent’s Obligation to Indemnify for Assumed Liabilities. If the Closing occurs, Parent shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any Loss asserted against or incurred by any Seller Indemnitee as a result of or arising out of: (i) the Assumed Liabilities and the Timber LLC Assumed Liabilities, provided that any Third Party Claim relating to any Assumed Liability or Timber LLC Assumed Liability shall be subject to the terms of Section 13.5(b); (ii) a breach of any agreement or covenant of any Buying Party (other than a Timber LLC), contained herein that contemplates performance or compliance on or prior to the Closing Date; (iii) a breach of any other agreement or covenant of any Buying Party (in the case of any agreement or covenant of any Timber LLC, to the extent such agreement or covenant is required by this Agreement to be performed or complied with after the Closing); (iv) the entry upon the Timberlands prior to the Closing by any Buying Party or any employee, contractor, representative or agent of any Buying Party; (v) any hiring activities of any Buying Party in respect of the Eligible Employees as described in Article XI of this Agreement; or (vi) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with any Buying Party (or any Person acting on any Buying Party’s behalf) in connection with the transactions contemplated by this Agreement.
     Section 13.4 Indemnification for Breaches of Representations and Warranties.
          (a) Obligation to Indemnify. If the Closing occurs, then in addition to the indemnification obligations in Sections 13.2 and 13.3, each of Seller and Parent shall indemnify, defend and hold the Buyer Indemnitees, in the case of Seller, and the Seller Indemnitees, in the case of Parent, harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by the Indemnifying Party in this Agreement either (i) as made as of the date of this Agreement or (ii) if the Closing occurs, as hereby expressly re-made as of the Closing; provided, however, that as to the representations and warranties as deemed re-made as of the Closing, the determination of whether such a breach has occurred will disregard failure of Seller’s Disclosure Letter to list Contracts or other similar obligations incurred by Seller in the ordinary course of business after the date of this Agreement and not in violation of Section 9.2(a).
          (b) Certain Limitations. Notwithstanding the foregoing and solely with respect to the indemnification obligations in Section 13.4(a) above:
          (i) Time Limitations. Seller shall be obligated to indemnify the Buyer Indemnitees and Parent shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to any Loss as to which the Person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the applicable Indemnity Period.
          (ii) Basket. No indemnification shall be made by either Seller or Parent with respect to any claim made pursuant to Section 13.4(a) unless (A) the amount of such claim exceeds $100,000 (the “Minimum Claim Amount”), and (B) the aggregate amount of Losses incurred or suffered by all Buyer Indemnitees or all Seller Indemnitees, as the case may be, under all claims in excess of the Minimum Claim Amount made pursuant to Section 13.4(a) exceeds an amount equal to 2% of the Purchase Price (the “Basket Amount”) and, in such event, indemnification shall be made by the Indemnifying Party only to the extent the Losses exceed, in the aggregate, the Basket Amount.
          (iii) Knowledge. If on or prior to the Closing, any Buying Party or Seller knows of any information that would cause one or more of the representations and warranties made by Seller or Parent, respectively, to be inaccurate as of the date made or as of the Closing Date, the Buyer Indemnitees or the Seller Indemnitees, as the case may be, shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.
     Section 13.5 Procedures for Claims and Satisfaction. All claims for indemnification under this Article XIII shall be resolved in accordance with the following procedures:
          (a) Notice of Claim. Notice must be given of facts that are the basis of an indemnification claim under this Article XIII by the Indemnified Party to the Indemnifying Party. In the case of claims pursuant to Section 13.4(a), that notice must be given before the expiration of the applicable Indemnity Period as specified in Section 13.4(b)(i). Any written notice delivered by an Indemnified Party to the Indemnifying Party with respect to a Loss shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for such Loss and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.
          (b) Defense of Third Party Claims.
          (i) Generally. If a claim or demand for indemnification is based upon an asserted liability or obligation to a Person not a Party, a successor or assign of a Party nor a Buyer Indemnitee or a Seller Indemnitee (a “Third Party Claim”), then (and without limiting the obligations under Section 13.5(a)), the Indemnified Party will undertake in good faith to give prompt notice of any such Third Party Claim to the Indemnifying Party; provided, however, that a failure to provide such notice of a Third Party Claim will not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will defend such Third Party Claims at its expense with lawyers chosen (with the Indemnified Party’s consent, which will not be unreasonably withheld, conditioned or delayed) and paid by it and will give written notice (the “Notice of Defense”) to the Indemnified Party within 30 days after the date such notice of a Third Party Claim is deemed received that acknowledges that it is defending the claim and that identifies the lawyer retained for the defense. The Indemnifying Party may not settle any such Third Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed).
          (ii) Control of Defense. Notwithstanding anything to the contrary in this Section 13.5: (A) the Indemnified Party will be entitled to participate in the defense of such claim or action and to employ lawyers of its choice for such purpose at its own expense, and (B) the Indemnified Party will be entitled to assume control of the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of lawyers retained by the Indemnified Party (excluding the fees and expenses of the Indemnified Party’s lawyers before the date of such assumption of the defense), if: (1) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived; (2) the Indemnifying Party either failed to give a Notice of Defense or has failed or is failing to prosecute or defend vigorously such claim or action; or (3) criminal penalties could be imposed on the Indemnified Party in connection with such claim or action.
          (c) General Limitations. Each of the indemnification obligations of Seller and Parent under this Article XIII, including the indemnification obligation pursuant to Section 13.4(a), is subject to the following limitations:
          (i) Insurance Recoveries. The amount of any Loss shall be reduced by any amount received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage or from any other Person (excluding an Affiliate of the Indemnified Party) alleged to be responsible therefore, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article XIII shall use commercially reasonable efforts to collect any amount available under any such insurance coverage and from any such other Person alleged to have responsibility. If an Indemnified Party (or an Affiliate) receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided the Indemnifying Party pursuant to this Article XIII, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.
          (ii) Tax Benefit. Any indemnity amount payable by an Indemnifying Party to or on behalf of an Indemnified Party under this Article XIII shall be reduced by any Tax benefit arising from the Loss for which the indemnity is being paid, including any increase in deductions, credits or losses of the Indemnified Party (or any Affiliate). In the case of Tax benefits consisting of depreciation, amortization, depletion or other similar deductions, the Tax benefit amount will be based on the net present value of such deductions using a discount rate equal to the mid-term applicable federal rate in effect on the day on which the indemnification payments are due. Any calculation of the Tax benefit under this Section 13.5(c)(ii) shall be determined assuming the Indemnified Party

(or its Affiliate, as the case may be) pays Taxes at the highest combined marginal Tax rate for applicable U.S. federal, foreign, state and local Income Taxes.
          (iii) Cap. In no event shall either Seller’s or Parent’s aggregate obligation to indemnify the Buyer Indemnitees, in the case of Seller, or the Seller Indemnitees, in the case of Parent, pursuant to this Article XIII exceed an amount equal to 20% of the Purchase Price.
          (d) Notice of Fixed Loss. When a Loss as to which a notice has been timely given in accordance with Section 13.5(a) is paid or is otherwise fixed or determined, then the Indemnified Party will give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss and the provision of this Agreement upon which the claim for indemnification for such Loss is based (which notice will be in addition to the notice required under Section 13.5(a), but the notices under this Section 13.5(d) and under Section 13.5(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party is permitted to dispute such claim, it will, within 30 days after receipt of notice of the claim of Loss against it pursuant to this Section 13.5(d), give counternotice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counternotice is given within such thirty-day period or if the Indemnifying Party acknowledges liability for indemnification, then such Loss will be satisfied within three business days as provided in Section 13.5(e). If the Indemnifying Party timely gives counternotice of a dispute, the Indemnified Party and the Indemnifying Party shall endeavor to resolve such dispute in accordance with Section 9.5.
          (e) Satisfaction of Indemnification Obligation. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding provisions of this Section 13.5, any indemnified Loss will be satisfied by the Indemnifying Party paying the amount of such Loss to the Indemnified Party plus interest on the amount of such Loss incurred by the Indemnified Party from the date the Indemnified Party actually paid such Loss (but without duplication of any interest payable with respect to any judgment underlying a Loss resulting from a Third Party Claim) at the Prime Rate. Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by check. Neither Parent nor the Other Buying Parties shall have any right to setoff any claim for indemnified Losses against amounts owing under the Timber Notes, it being understood that all obligations of each Buyer under the Timber Notes shall be absolute and unconditional and not subject to counterclaim, setoff, deduction, defense, abatement, suspension, limitation, deferment, diminution, recoupment or other right that Parent or any Other Buying Party may have under this Agreement or otherwise.
     Section 13.6 Certain Rules.
          (a) Adjustment to Purchase Price. Any payment made pursuant to the indemnification provisions of this Article XIII shall be deemed to be an adjustment to the Purchase Price and the Parties shall treat it as such for all purposes. There shall be no indemnification under any provision of this Article XIII for a breach of any representation, warranty, agreement or covenant to the extent an adjustment to the Purchase Price has been made pursuant to Section 2.3 with respect to such breach.
          (b) Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) subject to Section 13.5(b), related attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive, incidental, indirect, special or consequential damages; provided, however, that in the case of a Third Party Claim, “Loss” includes the total amount of any judgment and any other award payable to a Person other than a Party, a successor or assign of a Party, or a Buyer Indemnitee or a Seller Indemnitee pursuant to the Third Party Claim.
          (c) No Limitation. No limitation on indemnification contained in this Article XIII shall apply to any Loss resulting from or involving any intentional and knowing breach of a representation and warranty set forth in this Agreement on the part of the Indemnifying Party (or any Affiliate).
     Section 13.7 Exclusive Remedy. Each of the Parties agrees that, except as contemplated by Section 15.15, if the Closing occurs, the indemnification provided in this Article XIII is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article XIII.
ARTICLE XIV
TERMINATION AND ABANDONMENT
     Section 14.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of Seller and Parent;
          (b) by either Seller or Parent, if the Closing has not occurred on or prior to October 31, 2007; provided, however, that such termination date may be extended at the option of Seller for one additional period up to and including December 31, 2007 (such date, including any such permitted extension thereof, the “Termination Date”), provided that notice of such extension is given to the Buyer Party at least five (5) business days prior to the then scheduled Termination Date; provided, further, that the right to terminate the Agreement pursuant to this Section 14.1(b) shall not be available to Seller or Parent if it (in the case of Seller) or any Buying

Party (in the case of Parent) fails to perform any of its obligations under this Agreement, which failure primarily contributes to the failure of the Closing to have occurred by such time;
          (c) by Seller pursuant to Section 9.3(a);
          (d) by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of any Buying Party set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 12.3 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Parent shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Seller to Parent of such violation or breach; and
          (e) by Parent upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 12.2 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation after the giving of written notice thereof by Parent to Seller of such violation or breach.
     Section 14.2 Effect of Termination. Subject to the following provisions of this Section 14.2, upon any termination of this Agreement as provided in Section 14.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 3.4, Section 10.1, this Section 14.2 and Article XV. Parent acknowledges that Seller has informed Parent that the transactions contemplated by this Agreement constitute the first part of a transformation plan being undertaken by Seller’s parent corporation, Temple-Inland Inc., and that the damages to Seller of Buyer’s failure to consummate the transactions contemplated by this Agreement are incapable of accurate estimation. Accordingly, if Seller elects to terminate this Agreement pursuant to Section 14.1(c) or Section 14.1(d), then Parent shall promptly, but in no event later than one business day after the effective date of any such termination, pay Seller a termination fee equal to 5% of the Pre-Adjustment Purchase Price (the “Termination Fee”), which amount shall be payable in immediately available funds, not as a penalty but as full and complete liquidated damages; provided, however, that the Termination Fee will not be payable pursuant to this Section 14.2 if Parent is then entitled to terminate this Agreement pursuant to Section 14.1(e). Parent agrees that the amount of the Termination Fee is a reasonable forecast of just compensation for the harm to Seller that would result from a termination of this Agreement pursuant to Section 14.1(c) or Section 14.1(d). On or before 5:00 p.m. Austin, Texas time on August 7, 2007, Parent shall deliver or cause to be delivered to Seller an irrevocable standby letter of credit in an amount equal to the Termination Fee, which letter of credit shall be in form and substance and issued by a bank or other financial institution reasonably satisfactory to Seller, to support Parent’s obligations under this Section 14.2. Nothing in this Section 14.2 shall be construed or interpreted to preclude Seller, in the event any Buying Party breaches or violates any representation, warranty, covenant or agreement set forth in this Agreement, from electing to pursue specific performance of this Agreement in accordance with Section 15.15.

ARTICLE XV
GENERAL PROVISIONS
     Section 15.1 Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by facsimile transmission or sent by overnight courier service (with all fees prepaid) as follows:
     If to Seller, to:
TIN Inc.
1300 MoPac Expressway South
Austin, Texas 78746
Attention: General Counsel
Facsimile: 512.434.8051
with a copy to:
Sutherland Asbill & Brennan LLP
999 Peachtree Street
Atlanta, Georgia 30309
Attention: Daniel R. McKeithen, Esq.
Thomas C. Herman, Esq.
Facsimile: 404.853.8806
If to Parent or any of the Other Buying Parties to:
Campbell/Timber, LLC
One SW Columbia, Suite 1700
Portland, OR 97258
Attention: John Gilleland and Angie Davis
with a copy to:
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attention: Robert Cudd and Kenneth Muller
Email address for purposes of notice under Section 2.3(b): adavis@campbellgroup.com
Any such notice, request, demand or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the date sent as evidenced by the date of the bill of lading, or if sent by facsimile transmission, on the date transmitted; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first business day after the date sent, or if by facsimile transmission, on the date of confirmation of receipt (including electronic confirmation). Any Party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 15.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 15.1.
     Section 15.2 Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Texas for observance thereof.
     Section 15.3 Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.
     Section 15.4 Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable (i) by any of the Buying Parties without the prior written consent of Seller, and (ii) by Seller without the prior written consent of Parent; provided, however, that Seller may, by written notice to Parent, assign all or any portion of its rights and obligations under this Agreement to any Affiliate thereof. Any attempt to assign this Agreement without the prior written consent required by this Section 15.4 shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     Section 15.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), Seller’s Disclosure Letter, the Parent’s Disclosure Letter, the Confidentiality Agreement (which is incorporated herein by reference) and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.
     Section 15.6 Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any provision of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

     Section 15.7 Confidentiality. Each Party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information confidential in accordance with the terms of the Confidentiality Agreement. Subject to the terms of the Confidentiality Agreement (including the exceptions to nondisclosure contained therein), no Buying Party shall disclose to any third party any non-public information regarding the Timber Notes, any Buyer, or the structure for the issuance of the Timber Notes and the Letters of Credit except with Seller’s prior written approval.
     Section 15.8 No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Buyer Indemnitees and the Seller Indemnitees (with respect to Article XIII), any right, remedy or other benefit under or by reason of this Agreement.
     Section 15.9 Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 15.10 Governing Law.
          (a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN AND FOR ANGELINA COUNTY, TEXAS FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A TEXAS STATE COURT OR FEDERAL COURT IN AND FOR ANGELINA COUNTY, TEXAS. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 15.1, OR IN SUCH OTHER MANNER AS MAY

BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.
          (b) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
     Section 15.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.
     Section 15.12 Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refers to such item of or attached to this Agreement.
     Section 15.13 Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.
     Section 15.14 Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its attorneys’ fees and disbursements). For purposes of the foregoing, (i) “prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney’s fees and disbursements) from any other Party.
     Section 15.15 Specific Performance. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If either Seller or any of the Buying Parties fails to consummate the transactions contemplated in this Agreement, Parent or Seller, as the case may be, may undertake an action, suit or proceeding for the specific enforcement of this Agreement unless any Buying Party’s or Seller’s failure to perform any of its obligations under this Agreement primarily contributes to the failure of Seller or the Buying Parties, respectively, to consummate the transactions contemplated by this Agreement.
ARTICLE XVI
DEFINITIONS
     The terms set forth below when used in this Agreement shall have the following meanings:
     “2007 Harvest Plan” means the harvest plan for the Timberlands set forth in Exhibit M.
     “Accepted Parent Title Objection” has the meaning specified in Section 2.3(b)(iii)(A).
     “Actual Aggregate Excess Harvest Value” has the meaning specified in Schedule C-2.
     “Actual Aggregate Reduced Harvest Value” has the meaning specified in Schedule C-2.
     “Actual Excess Harvest” has the meaning specified in Schedule C-2.
     “Actual Excess Harvest Value” has the meaning specified in Schedule C-2.
     “Actual Harvest Amount” has the meaning specified in Section 2.3(a)(ii)(A).
     “Actual Harvest Report” has the meaning specified in Section 2.3(a).
     “Actual Reduced Harvest” has the meaning specified in Schedule C-2.
     “Actual Reduced Harvest Value” has the meaning specified in Schedule C-2.

     “Actual Timber Adjustment Value” has the meaning specified in Schedule C-2.
     “Adverse Environmental Condition” means, with respect to any of the Timberlands, the existence of an Environmental Matter.
     “Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.
     “Agreement” has the meaning specified in the Preamble.
     “Ancillary Agreements” has the meaning specified in Section 5.1(a).
     “Apportionments” has the meaning specified in Section 2.4.
     “Assignment and Assumption of Real Property Leases” has the meaning specified in Section 3.2(a)(iv).
     “Assignment and Assumption of Timberland Lease” has the meaning specified in Section 3.2(a)(iii).
     “Assignment of Timber LLC Interests” has the meaning specified in Section 3.2(a)(x).
     “Assumed Liabilities” has the meaning specified in Section 1.7(a).
     “Basket Amount” has the meaning specified in Section 13.4(b)(ii).
     “Books and Records” has the meaning specified in Section 9.4(a).
     “Buyer” has the meaning specified in the preamble to this Agreement.
     “Buyer Affiliate” has the meaning specified in the preamble to this Agreement.
     “Buyer Affiliate Assets” has the meaning specified in Section 1.3.
     “Buyer Easements” means such access easements across property owned by Seller as may be reasonably necessary to allow Parent or any Timber LLC and their respective Affiliates, successors and assigns to use any portion of the Timberlands for growing and harvesting timber.
     “Buyer Indemnitees” has the meaning specified in Section 13.2.
     “Buying Parties” means, prior to the Closing, Parent, Buyers and Buyer Affiliate, collectively, and, at and after the Closing, Parent, Buyers, Buyer Affiliate and Timber LLCs, collectively. “Buying Party” means, prior to the Closing, any of Parent, Buyers and Buyer Affiliate, individually, and, at and after the Closing, any of Parent, Buyers, Buyer Affiliate and Timber LLCs, individually.
     “Cash Assets” has the meaning specified in Section 1.1.

     “Cash Purchase Price” means the portion of the Purchase Price payable by Parent, Buyers and Buyer Affiliate to Seller as consideration for the Cash Assets.
     “Cash Purchase Price Allocation” has the meaning specified in Section 2.2(b).
     “Casualty Loss” means any material physical damage to or loss of the timber on any portion of the Timberlands by fire, earthquake, flood, or other casualty occurring prior to the Effective Time. A Casualty Loss shall refer only to a single incident of casualty (e.g. a single fire, windstorm or hurricane) and separate incidents of casualty shall not be aggregated for the purpose of determining the number of acres affected by such casualty.
     “Casualty Loss Basket” has the meaning specified in Section 2.3(c)(ii).
     “Claims” means, with respect to the Purchased Assets, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.
     “Closing” has the meaning specified in Section 3.1.
     “Closing Date” has the meaning specified in Section 3.1.
     “Closing Purchase Price” means the Pre-Adjustment Purchase Price as adjusted pursuant to Sections 2.3(a)(i) and 2.3(b).
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
     “Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter, collectively.
     “Completed Title Commitment” means a Title Commitment together with a copy of each recorded documentary exception referenced therein when posted to the Title Company’s online repository.
     “Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.
     “Confidentiality Agreement” means the confidentiality agreement dated on or about May 16, 2007 between Seller and Parent.
     “Conservation Block” means the Timberlands described in the notebook titled “Conservation Areas – Texas and Louisiana” dated 2007 and made available by Seller to Parent.
     “Continuing Agreements” has the meaning specified in Section 9.7.

     “Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.
     “Conveyance Instruments” means such deeds, assignments of leases, and/or other instruments necessary or appropriate under applicable Laws to convey: (i) to a Timber LLC fee simple title to the Owned Timberlands to be acquired by it, with covenants of limited or special warranty as to title; and (ii) to a Timber LLC leasehold title to the Leasehold Interests to be acquired by it; in each case under (i) and (ii) above subject to the Permitted Exceptions.
     “Credit Enhancement Banks” means one or more banks or other financial institutions selected by Parent having credit ratings of not less than AA-/Aa3 (and reasonably acceptable to Seller) to provide the Letters of Credit.
     “Debt Commitment Letter” has the meaning specified in Section 8.9(b).
     “Debt Financing” has the meaning specified in Section 8.9(b).
     “Deeds” has the meaning specified in Section 3.2(a)(v).
     “Dispute” has the meaning specified in Section 9.5(a).
     “Distinctive Site Management Plan” has the meaning specified in Section 10.4.
     “Distinctive Sites” has the meaning specified in Section 10.4.
     “Drilling and Other Operations” means:
     (i) all surface and subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling, mining, developing, producing, storing, removing, treating, transporting and owning oil, gas and other liquid or gaseous hydrocarbons;
     (ii) all surface and subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling for, mining by Surface Mining Operations, underground shafts, tunnels, in situ or solution, gasification or other similar methods, developing, producing, storing, removing, treating, transporting and owning any other Minerals not described in clause (i) of this definition;
     (iii) all surface and subsurface operations for the purposes of storing valuable substances or disposing of water (including salt water) or waste in underground structures or formations (including salt domes and depleted reservoirs);
     (iv) the use of the surface for disposal and treatment areas reasonably needed for operations described in the other subsections of this definition;

     (v) all surface and subsurface operations for the purposes of using injected water, chemicals and other fluids or substances for the recovery of oil, gas or other Minerals; and
     (vi) all references to drilling or mining or other operations in this definition include those methods and means now used and those hereafter developed and used in operations for the purposes of exploring, drilling for, mining, developing, producing, storing, removing, treating, transporting and owning Minerals.
     “Eastern Forest FSA” has the meaning specified in Section 3.2(a)(vii).
     “Effective Time” has the meaning specified in Section 3.1.
     “Eligible Employees” has the meaning specified in Section 7.2(b).
     “Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of the environment, including Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances but excluding Laws related to threatened or endangered species or habitats, including the federal Endangered Species Act.
     “Environmental Matters” means any violation of any applicable Environmental Law by Seller at or on the Timberlands existing as of the date hereof, relating to (i) emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by Seller at the Timberlands prior to the date hereof.
     “Equity Commitment Letter” has the meaning specified in Section 8.9(a).
     “Equity Funding” has the meaning specified in Section 8.9(a).
     “ERISA” means Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
     “Estimated Aggregate Excess Harvest Value” has the meaning specified in Schedule C-1.
     “Estimated Aggregate Reduced Harvest Value” has the meaning specified in Schedule C-1.
     “Estimated Excess Harvest” has the meaning specified in Schedule C-1.
     “Estimated Excess Harvest Value” has the meaning specified in Schedule C-1.

     “Estimated Harvest Amount” has the meaning specified in Section 2.3(a).
     “Estimated Reduced Harvest” has the meaning specified in Schedule C-1.
     “Estimated Reduced Harvest Value” has the meaning specified in Schedule C-1.
     “Estimated Timber Adjustment Value” has the meaning specified in Schedule C-1.
     “Excluded Assets” has the meaning specified in Section 1.5.
     “Excluded Liabilities” has the meaning specified in Section 1.7(c).
     “Fiber Supply Agreements” has the meaning specified in Section 3.2(a)(vii).
     “Forestry Consultant” means any forestry consultant independent of the Parties appointed by Seller and reasonably satisfactory to Parent to act as a consultant and/or arbitrator under the provisions of Section 2.3.
     “General Assignment and Assumption” has the meaning specified in Section 3.2(a)(ii) (A).
     “General Buyer Affiliate Assignment and Assumption” has the meaning specified in Section 3.2(a)(ii)(C).
     “General Timber LLC Assignment and Assumption” has the meaning specified in Section 3.2(a)(ii)(B).
     “Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.
     “Habitat Conservation Plans” has the meaning specified in Section 10.4.
     “Harvest Range” means the volume of timber that is within a range of +/- 7% of the volume set forth in the 2007 Harvest Plan that Seller anticipates it will remove from the Timberlands during the Timber Adjustment Period by Merchantable Timber Category.
     “Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following Laws and regulations promulgated thereunder as amended from time to time prior to the Effective Time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all Laws of the states in which the Timberlands are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) net worth, capital or capital stock (including any franchise, business activity, doing business or occupation Taxes), (iii) multiple bases (including, but not limited to, franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iv) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).
     “Indemnified Party” has the meaning specified in Section 13.4(b)(i).
     “Indemnifying Party” has the meaning specified in Section 13.4(b)(i).
     “Indemnity Period” has the meaning specified in Section 13.1.
     “Installment Note Purchase Price” means the portion of the Purchase Price payable by Buyers to Seller as consideration for the Timberlands.
     “Installment Note Purchase Price Allocation” has the meaning specified in Section 2.2(b).
     “L/C Amount” has the meaning specified in Section 10.13(c).
     “L/C Commitment Letter” has the meaning specified in Section 10.13(c).
     “Land Price” has the meaning specified in Section 2.2(b).
     “Landowner” means, a Timber LLC and Parent, collectively.
     “Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.
     “Leasehold Interests” has the meaning specified in Section 1.2(b).
     “Lenders” has the meaning specified in Section 8.9(b).
     “Letter of Credit” has the meaning specified in Section 2.5(a).
     “Licenses” has the meaning specified in Section 1.2(c).

     “Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Purchased Assets, or any other interest in the Purchased Assets, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.
     “Master Stumpage Agreement” means the agreement to sell timber on the stump among a Timber LLC, as seller, Supply Designee, as purchaser, and Seller, which will provide for the sale of stumpage sufficient to permit Supply Designee to meet the volume requirements set forth in the Fiber Supply Agreements. The form of the Master Stumpage Agreement will be in a form reasonably acceptable to each of Parent and Seller.
     “Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Purchased Assets taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the timber industry, the forest products industry and the pulp and paper industry and their respective markets, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, (iii) the effects resulting from acts of God, war or terrorism, (iv) the effects of changes in Law or interpretations thereof applicable to Seller, and (v) the effects resulting from actions taken pursuant to this Agreement or any Ancillary Agreement or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.
     “Merchantable Timber Category” means pine pulpwood, pine sawtimber, hardwood pulpwood or hardwood sawtimber by Timberland Segment as described in the 2007 Harvest Plan.
     “Minerals” means any of the following in, on or under the Owned Timberlands:
     (i) oil, gas and all other liquid or gaseous hydrocarbons, and their constitute parts, including condensate, casinghead gas, distillate and natural gas liquids;
     (ii) carbon dioxide and methane gas;
     (iii) uranium, thorium and other fissionable materials;
     (iv) coal and lignite, including coal bed methane and coal seam gas;
     (v) geothermal energy resources (including hydropressured reservoirs, geopressured reservoirs, steam and other gases, hot water, hot brine, heat, natural gas dissolved in ground water and associated energy found in ground water);
     (vi) oil sands and shales; and
     (vii) byproducts from Mineral production or processing.

     “Mineral Rights” means any:
     (i) royalty, overriding royalty, advance royalty, minimum royalty, shut-in royalty, production payments of any other kind and character related to Mineral production, rights to take Mineral production in kind, net profits interests of any kind or character in Minerals and any other contractual rights of a grantor or lessor under any lease of Minerals or other grant of a contractual or property interest in Minerals;
     (ii) bonus and delay rentals paid for any lease or other grant of an interest in Minerals;
     (iii) reversionary rights or interests in Minerals and all rights of reentry to estates in Minerals;
     (iv) executive rights to execute, approve or grant leases, pooling agreements, unit declarations and related agreements, division orders, stipulations of interests, communitization agreements, farmouts, farmins, options, orders, spacing agreements, operating agreements and all other agreements related to Mineral exploration, development or production;
     (v) preferential rights to acquire (A) Minerals, (B) any of the rights enumerated in clauses (i) through (iv) of this definition of Mineral Rights or (C) leases on Minerals, in federal or state lands, to the extent such reservation is permitted by applicable law;
     (vi) all royalties and other payments related to the leasing or production of Minerals owned by the United States of America or any State that have been granted to the owner of the surface estate in the Owned Timberlands as of the date of conveyance of the Owned Timberlands to the applicable Timber LLC under any federal or state law;
     (vii) any other economic or contractual rights, options or interests in and to (A) any of the rights enumerated in clauses (i) through (vi) of this definition of Mineral Rights, (B) Minerals, (C) any partnership or venture interest in Minerals or (D) the exploration, development or production of Minerals; and
     (viii) any other right or interest pertaining to the Minerals or any of the rights enumerated in clauses (i) through (vii) of this definition of Mineral Rights existing at the date of the conveyance of the Owned Timberlands to the applicable Timber LLC and owned or held by Grantor.
     “Minimum Claim Amount” has the meaning specified in Section 13.4(b)(ii).
     “Monetary Liens” has the meaning specified in Section 2.3(b)(i).
     “Note Documents” has the meaning specified in Section 10.12(a).
     “Note Parties” has the meaning specified in Section 10.12(b).

     “Notice of Defense” has the meaning specified in Section 13.5(b).
     “Objection Notice” has the meaning specified in Section 2.3(a)(ii)(A).
     “Other Buying Parties” has the meaning specified in the preamble to this Agreement.
     “Owned Timberlands” has the meaning specified in Section 1.2(a).
     “Parent” has the meaning specified in the preamble.
     “Parent Instrument of Assumption” has the meaning specified in Section 1.7(a).
     “Parent Title Objection” has the meaning specified in Section 2.3(b)(i).
     “Parent’s Disclosure Letter” has the meaning specified in the preamble to Article VIII.
     “Partially Completed Title Commitment” means a Title Commitment together with a copy of each recorded documentary exception referenced therein, but not including the metes and bounds legal descriptions of the Timberlands covered thereby, when posted to the Title Company’s online repository.
     “Parties” means Seller and the Buying Parties, collectively. “Party” means Seller or any Buying Party, individually.
     “Party Executive” has the meaning specified in Section 9.5(a).
     “Permitted Exceptions” has the meaning specified in Section 1.6.
     “Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Personal Property Leases” has the meaning specified in Section 1.1.
     “Phase I Report” has the meaning specified in Section 10.3.
     “Phase II Report” means an investigation and written report conducted by an environmental professional that further evaluates a REC identified in a Phase I Report or other transaction screen process for the purpose of providing additional information regarding the nature and extent of environmental contamination associated with a REC.
     “Plans” has the meaning specified in Section 7.4(a).
     “Post-Closing Buyer Easement” has the meaning specified in Section 10.7(c).
     “Post-Closing Reserved Easement” has the meaning specified in Section 10.7(b).
     “Pre-Adjustment Purchase Price” has the meaning specified in Section 2.1.

     “Pre-Closing Tax Period” means a Tax period (or any portion thereof) ending on or prior to the Closing Date.
     “Prime Rate” means the prime rate of interest as published from time to time in the “Money Rates” table of The Wall Street Journal.
     “Pulpwood Supply Agreement” has the meaning specified in Section 3.2(a)(vii).
     “Pulpwood Support Agreement” has the meaning specified in Section 3.2(a)(vii).
     “Purchase Price” has the meaning specified in Section 2.1.
     “Purchase Price Allocation” has the meaning specified in Section 2.2(b).
     “Purchased Assets” means the Cash Assets, the Timber LLC Assets and the Buyer Affiliate Assets, collectively.
     “Purchased Condemnations” has the meaning specified in Section 1.2(f).
     “Purchased Contracts” has the meaning specified in Section 1.2(d).
     “Purchased Personal Assets” has the meaning specified in Section 1.1.
     “Real Property Leases” has the meaning specified in Section 1.2(e).
     “REC” means the presence or likely presence of any Hazardous Substance on a property under conditions that indicates an existing release, a past release, or a material threat of a release of any Hazardous Substance into structures on the property or in the ground, groundwater or surface water of the property.
     “Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “Reserved Easements” means the easements in respect of the Owned Timberlands described in Section 1.2(a)(2) of Seller’s Disclosure Letter, collectively.
     “Reserved Groundwater Nonparticipating Royalty Interest” means the nonparticipating, cost-free, perpetual royalty interest in groundwater produced or withdrawn from the Owned Timberlands, excluding the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter, equal to 45% of the “Fair Value” thereof as such term is defined in the Deed attached hereto as Exhibit E-4.

     “Reserved Mineral Interests and Rights” means all Minerals, Mineral Rights, Rights Incident to Minerals and Mineral Rights and Reserved Mineral Records, collectively.
     “Reserved Mineral Records” means any and all books, records, files, data (including seismic data and related information), analyses or other information, whether documentary or otherwise, maintained by Seller or any Affiliate of Seller relating to Minerals, Mineral Rights, or Rights Incident to Minerals and Mineral Rights.
     “Reserved Water Rights” means all rights of water appurtenant to the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter, including: (i) all rights to withdraw groundwater in and under and that may be produced from the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter and its appurtenant aquifers for the production, use, commercial development and sale of such groundwater; provided that such rights are limited (A) so as to exclude any groundwater or portion of the groundwater in an aquifer that cannot be reserved by Seller under applicable Law and (B) to permit the reasonable use of groundwater by the applicable Timber LLC, its successors and assigns for ordinary domestic purposes, watering livestock and forestry operations; (ii) subject to clause (i)(B) above, all historic use rights of water appurtenant to the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter, including any riparian rights and any rights under any permit, allocation or similar right under applicable Law; and (iii) the rights of ingress and egress to the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter and the right to conduct surface and subsurface operations and to use the surface and subsurface (including existing roads) and to construct and maintain on, in or under the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter such roads, pipelines, utilities and other improvements and facilities as are reasonably required for exploration, drilling or otherwise developing and completing wells or other means of production of water, reworking wells or other means of production of water and producing, removing, treating, storing, processing or transporting water and storing and disposal of waste related to such operations.
     “Rights Incident to Minerals and Mineral Rights” means:
     (i) all easements, servitudes, rights of entry, rights of way, licenses, permits and other surface rights, powers, benefits and privileges, expressed or implied in law or in fact, for exploration, drilling or otherwise developing and completing wells or other means of production of any Minerals, reworking wells or other means of production of any Minerals, producing, removing, marketing or transporting Minerals, including the right to construct drill sites and roads to the drill sites and to extend utility, gathering lines, flow lines and pipelines to the drill sites and to locate on the drill sites the equipment and improvements reasonably necessary to drill wells (using any technique including directional or horizontal drilling), to complete wells, to produce wells, to treat, repair, reenter and rework wells and to separate, treat, compress, process, store, remove, own, claim, sell, and transport production from wells;
     (ii) the right to conduct Drilling and Other Operations in, on and under the Owned Timberlands;

     (iii) the right to conduct operations for reservoir stimulation and improved recovery techniques for the recovery and production of Minerals, including but not limited to water flooding, immiscible gas injection, miscible gas injection, chemical flooding and thermal recovery, the disposal of water (including saltwater) produced or recovered in such operations and the use of so much of water from the Owned Timberlands as may be needed for such operations, subject to not materially inferring with the use of potable groundwater for ordinary domestic uses or the ordinary use of water for livestock;
     (iv) the right to sequester carbon dioxide or other greenhouse gases in the subsurface of the Owned Timberlands, including sequestering in hydrocarbon reservoirs, coal seams, salt domes and other formations, together with all rights to access and use the surface and subsurface as reasonably necessary to field test and deploy carbon sequestration technology in the subsurface and to separate, transport and store carbon dioxide and other greenhouse gases on the surface prior to sequestration;
     (v) the right to reenter and use all abandoned drill holes and wells on the Owned Timberlands and all of Seller’s right, title and interest in fixtures, wells, equipment and personal property of any kind located now or in the future on the Owned Timberlands and used solely in connection with Drilling and Other Operations;
     (vi) the right to use all subsurface structures and depleted reservoirs for storage of substances or for disposal of water (including saltwater) or of waste;
     (vii) the right to use or salvage all surface and subsurface equipment, facilities or improvement abandoned on, in or under the Owned Timberlands by owners or producers of Minerals (including utility lines, gathering lines, flow lines, pipelines and roads);
     (viii) the right to retain and possess, on a non-exclusive basis with Buyer, all Reserved Minerals Records (Buyer shall have the right to retain copies, or be granted access by Seller, for all such Reserved Minerals Records);
     (ix) any claims, causes of action, choses in action, counterclaims, cross-claims or affirmative defenses to the extent attributable to the ownership and use of the Minerals, Mineral Rights or Rights Incident to Minerals and Mineral Rights described in other subsections of this definition;
     (x) all other rights, powers, benefits or privileges incident or appurtenant to the ownership of Minerals and Mineral Rights under applicable law; and
     (xi) the free use and exercise of the rights and interests described in clauses (i) through (x) above.
     “Savings Plan” has the meaning specified in Section 11.5(a).
     “Sawtimber Supply Agreement” has the meaning specified in Section 3.2(a)(vii).

     “Sawtimber Support Agreement” has the meaning specified in Section 3.2(a)(vii).
     “SEC” means the Securities and Exchange Commission.
     “Seller” has the meaning specified in the preamble to this Agreement.
     “Seller Indemnitees” has the meaning specified in Section 13.3(a).
     “Seller Savings Plan” has the meaning specified in Section 11.5(c).
     “Seller SEC Documents” means all reports, schedules, forms, statements or other documents filed by Seller with, or furnished by Seller to, the SEC prior to the date of this Agreement.
     “Seller’s Disclosure Letter” has the meaning specified in the preamble to Article V.
     “Seller’s Knowledge” means actual knowledge possessed by the individuals set forth on Schedule D, without any duty on the part of such individuals to investigate or inquire into any particular matter.
     “Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.
     “Substitute Designee” means Seller party in the Fiber Supply Agreements.
     “Supply Designee” means the purchaser party in a Master Stumpage Agreement.
     “Support Agreements” has the meaning specified in Section 3.2(a)(vii).
     “Surface Mining Operations” means activities conducted on the surface of the land to develop, produce, treat, process, transport, market and deliver coal, lignite, iron, uranium, thorium and other fissionable materials in solid form such as contour, strip, auger, mountaintop removal, box cut and open pit mining, quarrying, placer mining, dredging and heap leach, including reclamation, if any, in support of or incident to such operations and the construction, maintenance and replacement of surface and groundwater control or detention structures or facilities and other environmental controls or monitoring facilities, storage and disposal areas, and other monitoring and reclamation activities as may be required by Law, permit or Contract to conduct such operations.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Tax.
     “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
     “Termination Date” has the meaning specified in Section 14.1(b).
     “Termination Fee” has the meaning specified in Section 14.2.
     “Third Party Claim” has the meaning specified in Section 13.5(b).
     “Timber LLC” means any one of the Delaware limited liability companies listed on Schedule B attached hereto under the caption “Timber LLCs” (collectively, the “Timber LLCs”).
     “Timber LLC Assets” has the meaning specified in Section 1.2.
     “Timber LLC Assumed Liabilities” has the meaning specified in Section 1.7(b).
     “Timber LLC Instrument of Assumption” has the meaning specified in Section 1.7(b).
     “Timber LLC Interests” has the meaning specified in Section 1.4.
     “Timber Note” has the meaning specified in Section 2.5(a).
     “Timber Price” has the meaning specified in Section 2.2(b).
     “Timber Note Indicative Terms” means the terms of the Timber Note set forth in Exhibit O.
     “Timberland Leases” has the meaning specified in Section 1.2(b).
     “Timberland Segments” means the following two distinct forest areas comprising the Timberlands, the Eastern Forest, which encompasses the Timberlands located in Alabama and Georgia, and the Western Forest, which encompasses the Timberlands located in Texas and Louisiana, collectively. “Timberland Segment” means the Eastern Forest or the Western Forest, individually.
     “Timberlands” means the Owned Timberlands and the Leasehold Interests, collectively.
     “Title Basket Amount” has the meaning specified in Section 2.3(b)(i).
     “Title Commitment” has the meaning specified in Section 10.8(a).
     “Title Company” means Stewart Title Guaranty Company.
     “Title Failure” means (i) any portion of the Owned Timberlands that is not, or immediately prior to the Closing will not be, (A) owned by a Seller or Timber LLC or (B)

insurable by the Title Company, and (ii) any portion of the Leasehold Interests that is not, or immediately prior to the Closing will not be, (A) the subject of a valid and enforceable Timberland Lease under which the Seller or Timber LLC is the lessee or (B) insurable by the Title Company.
     “Title Failure Carveout” has the meaning specified in Section 2.3(b)(ii).
     “Title Objection Carveout” has the meaning specified in Section 2.3(b)(iii).
     “Title Objection Period” has the meaning specified in Section 2.3(b)(i).
     “Title Policies” has the meaning specified in Section 10.8(a).
     “Transaction Documents” means this Agreement, the Timber Notes, the Letters of Credit and any exhibits or schedules thereto or other documents referred to therein, the Fiber Supply Agreements and the Ancillary Agreements.
     “Transfer Taxes” has the meaning specified in Section 3.4.
     “Transferred Employees” has the meaning specified in Section 11.2.
     “Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.
     “Water Rights” means all rights of water appurtenant to the Owned Timberlands, excluding the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter, including: (i) all rights to withdraw groundwater in and under and that may be produced from the Owned Timberlands, excluding the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter, and their appurtenant aquifers for the production, use, commercial development and sale of such groundwater; and (ii) all historic use rights of water appurtenant to the Owned Timberlands, excluding the Owned Timberlands described in Section 1.5(f) of the Seller’s Disclosure Letter, including any riparian rights and any rights under any permit, allocation or similar right under applicable Law.
[Signatures begin on the following page]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.

TIN INC.

By:

Name:

Title:

CAMPBELL/SOUTHERN PARENT, LLC

By:

Name:

Title:

CAMPBELL/SOUTHERN BUYER, LLC

By:

Name:

Title:

CAMPBELL/SOUTHERN BUYER AFFILIATE, LLC

By:

Name:

Title: